UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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BLUE NILE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BLUE NILE, INC.

411 First Avenue, South

Suite 700

Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Nile, Inc., a Delaware corporation (“Blue Nile”). Notice is hereby given that the Annual Meeting will be held on Thursday, May 17, 2012 at 11:00 AM Pacific Time at the Renaissance Seattle Hotel located at 515 Madison Street, Seattle, Washington 98104 for the following purposes:

1.	To elect our three nominees for director to hold office until the 2015 Annual Meeting of Stockholders;

2.	To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as independent auditor for Blue Nile for fiscal year ending December 30, 2012; and

3.	To approve an advisory resolution approving executive compensation;

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is March 30, 2012. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington

April 17, 2012

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on

May 17, 2012. Blue Nile’s Proxy Statement and Annual Report to security holders for the fiscal year ended January 1, 2012 are also available at http://investor.bluenile.com.

BLUE NILE, INC.

411 First Avenue, South

Suite 700

Seattle, Washington 98104

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 17, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of Blue Nile, Inc. (sometimes referred to as “we” or “Blue Nile”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 17, 2012 at 11:00 AM Pacific Time. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 13,891,682 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on March 30, 2012 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 30, 2012 your shares were held not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals will be voted on at the meeting?

There are three proposals scheduled to be voted on at the meeting:

1.	To elect our three nominees for director to hold office until the 2015 Annual Meeting of Stockholders (Proposal 1);

2.	To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent auditor for fiscal year ending December 30, 2012 (Proposal 2); and

3.	To approve an advisory resolution approving executive compensation (Proposal 3).

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Wednesday, May 16, 2012 to be counted.

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To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Wednesday, May 16, 2012 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 30, 2012, you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Nile. To vote by proxy card, simply complete and mail the proxy card according to the instructions provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to our inspector of elections at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 30, 2012.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may grant a subsequent proxy by telephone or through the Internet.

➢	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2012 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in our Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 18, 2013 (90 days prior to the first anniversary of the 2011 Annual Meeting Date) nor earlier than the close of business on January 17, 2013 (120 days prior to the first anniversary of the 2012 Annual Meeting date). In the event that we set an Annual Meeting date for 2013 that is not within 30 days before or after the anniversary of the 2012 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made. You are also advised to carefully review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

How many votes are needed to approve each proposal?

If a quorum is present, each proposal requires the votes described below to be approved.

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Proposal 1 — Election of Directors. For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Proposal 2 — Ratification of Deloitte & Touche LLP as Independent Auditor. To be approved, the ratification of Deloitte & Touche LLP as our independent auditor for fiscal year ending December 30, 2012 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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Proposal 3 — Advisory Vote Approving Executive Compensation. To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 13,891,682 shares of common stock outstanding and entitled to vote. Thus, the holders of 6,945,842 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the board of directors. The board of directors unanimously recommends a vote:

1.	FOR the election of the three nominees for director (Proposal 1);

2.	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditor for fiscal year ending December 30, 2012 (Proposal 2); and

3.	FOR approval of the advisory resolution approving executive compensation (Proposal 3).

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the advisory vote approving executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients, and who do not have discretionary authority to vote on these matters because they are non-routine matters. In tabulating the voting results for the election of directors and the advisory approval of executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 30, 2012 is considered a routine matter.

Whether or not your brokerage firm can vote or does vote your shares on your behalf on any proposal, if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) your shares will be counted as present for the purpose of determining a quorum.

How can I find out the results of the voting at the Annual Meeting?

Votes will be counted by a representative of our independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

During most of 2011, the board of directors was comprised of eight members. Ms. Irvine resigned from the board of directors when she resigned from her position as our chief executive officer and president on November 11, 2011. At the time of Ms. Irvine’s resignation, the board of directors decreased the size of the board to seven. Harvey Kanter was appointed our chief executive officer and president, effective March 30, 2012. The board of directors also appointed Mr. Kanter to the board of directors, effective March 30, 2012 and increased the size of the board of directors to eight. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mr. Vadon and our former director, Ms. Irvine, attended the 2011 Annual Meeting.

There are three directors in the class whose terms of office expire in 2012, Michael Potter, Steve Scheid, and Mary Alice Taylor. Ms. Taylor has served as a director since 2000 and was previously elected by the stockholders. Mr. Potter and Mr. Scheid have each served as a director since 2007 and were previously elected by the stockholders. Each of Mr. Potter, Mr. Scheid, and Ms. Taylor has been designated by our board of directors as an independent director within the meaning of the applicable NASDAQ Stock Market LLC (“Nasdaq”) listing standards.

On the recommendation of the nominating and corporate governance committee, the board of directors has nominated each of Mr. Potter, Mr. Scheid, and Ms. Taylor to stand for re-election at the 2012 Annual Meeting. If elected at the 2012 Annual Meeting, each of Mr. Potter, Mr. Scheid, and Ms. Taylor would serve until the 2015 Annual Meeting and until his/her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.

For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the board of directors may decide to reduce the size of the board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the nominating and corporate governance committee to recommend the director nominees to the board of directors and to conclude that each of the other directors should continue to serve as members of our board of directors.

In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serving on our board of directors and its committees, and have a commitment to rigorously representing the long-term interests of our stockholders.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING

Michael Potter

Michael Potter, age 50, has served as a director since October 2007 and served as our lead independent director from February 2011 to February 2012. Mr. Potter has served as the chief operating officer at zulily, Inc., an Internet retailer of daily deals for moms and children, since October 2011 and has served as a director of zulily since March 2011. Mr. Potter served as chairman and chief executive officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as chief executive officer, Mr. Potter served in various capacities at Big Lots, including the role of chief financial officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter currently serves on the board of directors of Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories. Mr. Potter formerly served on the board of directors of Newegg, Inc., an online-only retailer specializing in high-tech products, and Big Lots, Inc. Mr. Potter holds an M.B.A. from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon. Mr. Potter currently serves on our audit committee and nominating and corporate governance committee. He has been designated by our board of directors as an audit committee financial expert. Mr. Potter served on our compensation committee from December 2008 to January 2012. Mr. Potter brings a wealth of retail experience to the board of directors. His current experience as a chief operating officer of an Internet retailer and his prior experience as a chief executive officer and former director of a Fortune 500 retailer provide the board of directors with valuable leadership skills, operational and retail experience, and strategic planning experience. His prior experience as a chief financial officer also provides valuable financial expertise to the board of directors and to the audit committee. Mr. Potter’s leadership, tenure, and experience make him extremely well qualified to serve on our board of directors.

Steve Scheid

Steve Scheid, age 58, has served as a director since October 2007. Mr. Scheid currently serves as chairman of the board of directors of Janus Capital Group, Inc., an asset management company. From April 2004 until December 2005, Mr. Scheid served as chief executive officer and chairman of the board of directors of Janus. Mr. Scheid joined the Janus board in December 2002 and was appointed chairman in January 2004. Mr. Scheid served as vice chairman of The Charles Schwab Corporation and president of Schwab’s retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s chief financial officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid has served as a founding partner of Strategic Execution Group, LLC, a consulting firm, since April 2007. Mr. Scheid serves on the board of directors of NMI, Inc., an insurance company, and formerly served on the board of directors of PMI Group, Inc., an international provider of credit enhancement products and Autodesk, Inc., a design software company. Mr. Scheid holds a B.S. from Michigan State University. Mr. Scheid serves as the chair of our compensation committee. Mr. Scheid has a deep expertise in finance, retail strategies, risk management, and investment services. During his career, he has supervised the human resources departments at three different organizations. Mr. Scheid provides the board of directors with valuable executive leadership experience and has a deep understanding of and tremendous experience with executive compensation packages making him an exceptionally valuable and effective director and compensation committee chair.

Mary Alice Taylor

Mary Alice Taylor, age 62, has served as a director since March 2000 and served as our lead independent director from May 2004 to February 2011. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as chairman and chief executive officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as chairman and chief executive officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as corporate executive vice president of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as a senior vice president of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor serves on the board of directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the board of directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor is the chair of the nominating and corporate governance committee. She also serves as a member of our audit committee and has been designated by our board of directors as an audit committee financial expert. Ms. Taylor is a seasoned business leader and director. Her executive leadership experience, including her role as chief executive officer, provides the board of directors with valuable operational, financial, and executive leadership skills. Her tenure and in-depth knowledge about our business make her exceptionally well qualified to serve as our director, nominating and corporate governance committee chair.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE (PROPOSAL 1).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Leslie Lane

Leslie Lane, age 44, has served as a director since December 2008 and has served as our lead independent director since February 2012. Mr. Lane has served an operating partner at Altamont Capital Partners, a venture capital company, since May 2011. He served as the vice president and managing director of the Nike Foundation at Nike, Inc., a designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, from June 2010 to April 2011. From October 2006 to June 2010, he served as vice president and general manager of Global Running for Nike, Inc. From March 2004 to October 2006, he served as the Director of Nike Global Footwear Finance and Strategic Planning and, from March 2003 to March 2004, he served as the director of Nike Subsidiaries. From 1998 to 2002, Mr. Lane held various positions at Roll International Corporation, a private holding company, including serving as the chief operating officer of PomWonderful LLC, the chief financial officer of Paramount Citrus, and the vice president of strategy of Roll International Corporation. From 1990 to 1998, Mr. Lane was a consultant with Bain & Company. He holds an M.A. in Chemistry from Oxford University and an M.B.A. from Harvard University. Mr. Lane serves on our nominating and corporate governance committee and compensation committee. In August 2011, Mr. Lane moved from the audit committee to the compensation committee. He served on our audit committee from December 2008 to August 2011. Mr. Lane has a strong background in building a customer-centric brand. His experience provides the board of directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Further, Mr. Lane’s deep financial expertise and experience is valuable to the board of directors.

Chris Bruzzo

Chris Bruzzo, age 42, has served as a director since July 2011. Mr. Bruzzo has served as the senior vice president and chief marketing officer for Seattle’s Best Coffee, a subsidiary of Starbucks Corporation, a specialty coffee retailer, since July 2011. From June 2008 to July 2011, he served as vice president of global advertising & digital marketing at Starbucks Corporation. From January 2007 to January 2008, Mr. Bruzzo served as the vice president of digital strategy at Starbucks Corporation and from January 2008 to May 2008, he served as the chief technology officer and interim chief information officer at Starbucks Corporation. From July 2006 to October 2006, Mr. Bruzzo served as the vice president of marketing and public relations at Amazon.com, Inc., an online retailer. From July 2003 to February 2006, Mr. Bruzzo served in various roles at Amazon.com, Inc., including vice president of strategic communications, content and initiatives. Prior to Amazon.com, Inc., Mr. Bruzzo was an assistant vice president at Regence Blue Shield. Mr. Bruzzo holds a B.A. in Political Studies from Whitworth College. Mr. Bruzzo serves on our audit committee and compensation committee. In February 2012, Mr. Bruzzo moved from the nominating and corporate governance committee to the compensation committee. He served on the nominating and corporate governance committee from August 2011 to February 2012. Mr. Bruzzo has an extensive background in marketing and in building an iconic global brand. His expertise and perspective make him uniquely valuable to the board of directors as we continue to expand our brand globally. Further, Mr. Bruzzo’s extensive expertise in social media provides the board of directors with valuable insights into the most effective ways to interact with our customers.

Harvey Kanter

Harvey Kanter, age 50, has served as a director since March 2012. Mr. Kanter has served as our chief executive officer and president since March 2012. He previously served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a multi-channel retailer of premium outdoor apparel and gear, from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc., a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc., a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as, Carter Hawley Hale Department Stores), a department store. Mr. Kanter holds a M.B.A from Babson College and a B.S. from Arizona State University. As our chief executive officer, Mr. Kanter brings to our board of directors critical insights into our strategic opportunities and into our day-to-day operations, organizational development, and structure.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Mark Vadon

Mark Vadon, age 42, founded Blue Nile and has served as our chairman of the board of directors since its inception in March 1999. He served as our executive chairman from February 2008 to August 2011 and served as our chief executive officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also our president. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. In 2009, Mr. Vadon founded zulily, Inc., an internet retailer of daily deals for moms and children, and serves as its chairman of the board of directors. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University. Mr. Vadon founded Blue Nile over twelve years ago and brings to the board of directors a deep understanding of the business and the strategic vision for the business. Further, Mr. Vadon’s experience and tenure both on the board of directors and at our company provides the board of directors with critical leadership and institutional knowledge. Mr. Vadon’s expertise and experience with us make him exceptionally well suited to serve as our chairman of the board of directors.

Eric Carlborg

Eric Carlborg, age 48, has served as a director since February 2005. Since June 2010, Mr. Carlborg has served as a partner at August Capital, an investment company. From April 2006 to June 2010, Mr. Carlborg served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as chief financial officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a managing director of investment banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including chief financial officer at Authorize.net, Inc. and Chief Strategy Officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as chief financial officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the board of directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds a B.A. from the University of Illinois and an M.B.A. from the University of Chicago. Mr. Carlborg serves as the chair of our audit committee. Mr. Carlborg’s extensive background in accounting and financial management is valuable to our board of directors and audit committee. Additionally, Mr. Carlborg has a deep understanding of our financial statements and our business, which make him an especially valuable and effective audit committee chair. Mr. Carlborg has been designated by our board of directors as an audit committee financial expert.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our legal counsel to ensure that the board of directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect, from time to time.

Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent auditor, the board of directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Carlborg, Mr. Bruzzo, Mr. Lane, Mr. Potter, Mr. Scheid, and Ms. Taylor. Mr. Mansour was also an independent director during his tenure on our board of directors from December 2008 to August 2011. In making this determination, the board of directors found that none of these directors had a material or other disqualifying relationship with us. In determining the independence of Mr. Carlborg, the board of directors considered that August Capital, LLC, an investment company in which Mr. Carlborg serves as a partner, acquired a less than 10% interest in zulily, Inc., or zulily, a company that Mr. Vadon founded and serves as its chairman of the board of directors, and of which he is a significant stockholder. It also considered that Mr. Carlborg has a minimal personal investment in zulily and serves on zulily’s board of directors. In determining the independence of Mr. Potter, the board of directors considered that Mr. Potter serves as zulily’s chief operating officer and serves on zulily’s board of directors. The board of directors determined that the relationships between Mr. Carlborg and zulily and Mr. Potter and zulily do not interfere with the exercise of independent judgment by Mr. Carlborg or Mr. Potter in carrying out each of their responsibilities as our director. Mr. Vadon is not independent by virtue of his prior employment with us. Mr. Kanter is not independent by virtue of his employment with us. While Ms. Irvine served on the board of directors from May 2001 through November 2011, she was not an independent director by virtue of her contemporaneous employment with us.

THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT

There are risks inherent in every business and our board of directors has oversight over how we manage the risks associated with our business. Our board of directors has delegated to the audit committee the primary responsibility for the oversight of our risks. The audit committee chair reports to the full board of directors the process the audit committee and management went through to fulfill its oversight responsibilities and the results from the process. The audit committee’s Charter provides, in relevant part, that it will review and discuss with management and with our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.

At least annually, the audit committee evaluates our risks and the management of our risks. In 2011, management presented to the audit committee our Enterprise Risk Management assessment tool. In connection with its review, the audit committee went through the risks identified by management, the process management used to identify and rate risks, the mitigation strategies for each of the material risks, and the relevant action items. The chair of the audit committee then reported to the board of directors the process it and management went through and discussed the material findings from the review. The board of directors believes that the process that it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process and ensure that the risk management process is functioning adequately, and foster a culture of risk awareness.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met twelve times during fiscal year 2011. Each board member attended 75% or more of the aggregate of the meetings of the board of directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2011, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director for fiscal year 2011, Michael Potter, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee, as applicable.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In April 2004, our board of directors documented the governance practices followed by us and our board of directors by adopting the Corporate Governance Policies of the Board of Directors, or the Governance Policies. The Governance Policies provide the board of directors with the necessary authority to review and evaluate our business operations, as needed, and they are designed to facilitate the board of directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the board of directors will follow with respect to the selection of directors, the independence of the directors, meetings of the board of directors, committees of the board of directors, and the responsibilities of the board of directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies of the board of directors, as well as the charters for each committee of the board of directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.

Leadership Structure. The board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate, but currently our founder, Mr. Vadon, is serving as our chairman. The role of the chairman and chief executive officer became separate in February 2008, when Mr. Vadon transitioned from our chief executive officer to our executive chairman. In 2011, Mr. Vadon transitioned from executive chairman to a non-employee chairman of the board of directors. The board of directors believes that Mr. Vadon’s role as the chairman of the board is appropriate given his deep understanding of the business and the executive team and given his distinct value to our long-term strategy. Mr. Vadon is not considered an independent director. Our Governance Policies provide that to the extent that there is not an independent chairman, the board of directors will designate an independent director to serve as lead independent director. From May 2004 to February 2011, Ms. Taylor was our lead independent director. From February 2011 through February 2012, the board of directors designated Mr. Potter to serve as our lead independent director. In February 2012, the board of directors designated Mr. Lane to serve as our lead independent director. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the board of directors, the lead director has the following responsibilities: (i) in conjunction with the chief executive officer, establish any agenda for meetings of the independent directors, (ii) preside over the meetings of the independent directors, and (iii) coordinate the activities of the other independent directors and to perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every quarterly meeting of the board of directors and in 2011 each quarterly meeting of the board of directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest, without members of management present.

Committees. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2011 for each of the committees of the board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Mark Vadon, chairman
Michael Potter(1)**	X		X
Eric Carlborg	X	*
Chris Bruzzo(2)	X				X
Leslie Lane(3)			X		X
Steve Scheid			X	*
Mary Alice Taylor(4)	X				X	*
Ned Mansour†(5)
Diane Irvine†(6)
Total meetings in fiscal year 2011	8		8		5

*	Committee chairperson
**

Lead independent director February 2011 through February 2012. Ms. Taylor was the lead independent director from 2004 through January 2011. Mr. Lane was designated our lead independent director in February 2012.

†	Mr. Mansour resigned from the board of directors in July 2011 and Ms. Irvine resigned in November 2011.

(1)

Mr. Potter served on our compensation committee from December 2008 to February 2012. In February 2012, Mr. Potter moved from the compensation committee to the nominating and corporate governance committee.

(2)

Mr. Bruzzo was appointed to the board of directors in July 2011 and was appointed to serve on the audit committee and nominating and corporate governance committee in August 2011. In February 2012, Mr. Bruzzo moved from the nominating and corporate governance committee to the compensation committee.

(3)

Mr. Lane served on the audit committee and nominating and corporate governance committee from December 2008 until August 2011. In August 2011, Mr. Lane moved from the audit committee to the compensation committee.

(4)	Ms. Taylor served as our lead independent director from May 2004 to February 2011.
(5)	Mr. Mansour resigned from the board of directors in July 2011. Prior to resigning, Mr. Mansour served on the compensation committee and the nominating and corporate governance committee.
(6)	Ms. Irvine resigned from her position as our chief executive officer, president and director in November 2011. She did not serve on any committees during fiscal year 2011.

The following table provides membership information as of March 2012 for each of the committees of the board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Mark Vadon, chairman
Michael Potter	X				X
Eric Carlborg	X	*
Chris Bruzzo	X		X
Leslie Lane**			X		X
Steve Scheid			X	*
Mary Alice Taylor	X				X	*
Harvey Kanter (1)

*	Committee chairperson
**	Appointed lead independent director in February 2012.

(1)	Appointed our chief executive officer, president and director, effective March 30, 2012.

Below is a description of each committee of the board of directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the audit committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent auditor;

•	determining and approving the engagement of the independent auditor;

•

reviewing all relationships between the prospective auditors, or their affiliates and us, or persons in financial oversight roles with us, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditor on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent auditor regarding the effectiveness of our internal controls over financial reporting;

•

establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

reviewing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is composed of four directors: Mr. Carlborg (chair), Mr. Bruzzo, Mr. Potter, and Ms. Taylor. Mr. Bruzzo joined the audit committee in August 2011. Mr. Lane served on the audit committee from December 2008 to August 2011, at which time he moved from the audit committee to the compensation committee. The audit committee met eight times during the fiscal year. The audit committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Our board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The board of directors has also determined that each of Mr. Carlborg, Mr. Potter, and Ms. Taylor, qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. In making this determination, the board of directors made a qualitative assessment of Mr. Carlborg, Mr. Potter and Ms. Taylor’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen, and independence.

AUDIT COMMITTEE REPORT(1)

The audit committee reviewed and discussed the audited financial statements for fiscal year 2011 with management of Blue Nile. The audit committee has also discussed with Blue Nile’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has also received the written disclosures and the letter from Blue Nile’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Blue Nile’s independent registered public accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

Date: April 17, 2012

Respectfully submitted, Eric Carlborg, Chairman Chris Bruzzo Michael Potter Mary Alice Taylor

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Blue Nile under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE

The compensation committee is composed of three directors: Mr. Scheid (chair), Mr. Bruzzo, and Mr. Lane. Mr. Potter served on the compensation committee from December 2008 to February 2012. In February 2012, Mr. Potter moved from the compensation committee to the nominating and corporate governance committee, and Mr. Bruzzo was appointed to the compensation committee. The compensation committee met eight times during fiscal year 2011. Our board of directors has determined that all of the members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee has adopted a written compensation committee charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

The compensation committee acts on behalf of the board of directors to review, adopt, and oversee our compensation strategy, policies, plans, and programs, including:

•

review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.

Each year, the compensation committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The agenda for each compensation committee meeting is generally developed by the chair of the compensation committee, in consultation with the chief executive officer, the chairman, and the general counsel, as appropriate. The compensation committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice, or otherwise participate in the compensation committee meetings. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the compensation committee formed the Stock Award Committee. Three executives comprise the Stock Award Committee: our chief executive officer, chief financial officer, and general counsel. The compensation committee delegated authority to the Stock Award Committee to grant within ranges approved by the compensation committee: (1) stock options to newly hired non-executive employees, and (2) merit awards to existing non-executive employees at such times as are specifically authorized. The purpose of this delegation of authority is to enhance the flexibility of our option administration and to facilitate the timely grant of options to non-executive employees within specified limits approved by the compensation committee.

Compensation Committee Interlocks and Insider Participation

None of the compensation committee’s members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that at the same time has or had one or more of its executive officers serving on our board of directors or compensation committee. None of the compensation committee’s members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related

Persons” included herein for a description of our policy on related person transactions). Mr. Potter is an executive officer and director at zulily, Inc. Mr. Vadon, our founder and chairman of our board of directors is the founder, director and significant shareholder of zulily. We sold approximately $65,000 of products to zulily during fiscal year ended January 1, 2012. The amount involved has not yet exceeded the $120,000 related party transaction threshold. We believe the transactions with zulily are fair and have terms similar to transactions with other similar entities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee of the board of directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the board of directors for election to the board of directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the board of directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the board of directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact us;

•	developing and reviewing our corporate governance principles;

•	evaluating our directors and officers liability insurance; and

•	overseeing our policies and practices regarding philanthropic and political activities.

Three directors comprise the nominating and corporate governance committee: Ms. Taylor (chair), Mr. Lane and Mr. Potter. Prior to his resignation, Mr. Mansour served on the nominating and corporate governance committee from December 2008 to August 2011. Mr. Bruzzo was appointed to the nominating and corporate governance committee in August 2011 and served until February 2012. Mr. Potter has served on the Nominating and Corporate Governance since February 2012. Our board of directors has determined that all of the members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met five times during fiscal year 2011. The nominating and corporate governance committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Criteria for Nominees. The nominating and corporate governance committee reviews the experience and characteristics appropriate for members of the board of directors and director nominees in light of the board of directors’ composition at the time, and skills and expertise needed at the board of directors and committee levels. The nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the board of directors. The nominating and corporate governance committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the board of directors by majority vote.

To date, the nominating and corporate governance committee has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees. To date, the nominating and corporate governance committee has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The nominating and corporate governance committee will consider properly submitted director nominees recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: 411 First Avenue, South, Suite 700, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Our Bylaws contain other specific requirements to properly submit a director nomination to our stockholders. A recommendation of a nominee to the nominating and corporate governance committee shall not be deemed to satisfy the nomination requirements set forth in our Bylaws.

Diversity. While the nominating and corporate governance committee does not have a formal diversity policy for board membership, the Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The nominating and corporate governance committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the nominating and corporate governance committee evaluates how a particular candidate would strengthen and increase the diversity of the board in terms of that candidate’s possible contribution to the board of directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of our individual directors. Stockholders who wish to communicate with the board of directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.

CODE OF ETHICS

We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our chief executive officer, chief financial officer, controller, and persons performing similar functions. The Code of Ethics is available on our website at www.bluenile.com in the corporate governance section of our investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of the board of directors has selected Deloitte & Touche LLP as our independent auditor for fiscal year ending December 30, 2012 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent auditor since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditor. The audit committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in best interest of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended January 1, 2012 and January 2, 2011 by Deloitte & Touche LLP, our principal accountant for each of these fiscal years. All fees described below were approved by the audit committee.

	Fiscal Year Ended
	January 1, 2012	January 2, 2011
Audit Fees (1)	$585,850	$569,910
Audit-related Fees	—	—
Tax Fees (2)	25,368	25,628
All Other Fees (3)	2,409	2,190

Total Fees	$613,627	$597,728

(1)

Audit Fees consist of fees we paid to Deloitte & Touche LLP for (a) the audit of our annual financial statements included in our 2011 Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (b) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (c) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax fees in fiscal 2011 relate to 2010 federal, state and foreign tax return preparation. Tax fees in fiscal 2010 relate to 2009 federal, state and foreign tax return preparation.
(3)	Other fees paid consist of a subscription to an online technical accounting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to and ratified by the full audit committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the audit committee in advance of rendering those services or approved by a delegate and subsequently ratified by the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 9, 2012, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all of our current executive officers, directors and nominees for director as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares		Percent of Total(2)

M.A.M Investments Ltd.	2,655,287	(3)	19.1%
Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, United Kingdom

Morgan Stanley	1,436,733	(4)	10.3%
1585 Broadway, New York, NY 10036

T. Rowe Price Associates, Inc.	1,425,352	(5)	10.3%
100 East Pratt Street, Baltimore, MD 21202

Manulife Financial Corporation	1,387,784	(6)	10.0%
200 Bloor Street East, Toronto, Ontario Canada M4W 1E5

Baron Capital Group, Inc.	1,089,900	(7)	7.8%
767 Fifth Avenue, 49th Floor, New York, NY 10153

Wasatch Advisors, Inc.	1,005,303	(8)	7.2%
150 Social Hall Avenue, Salt Lake City, UT 84111

BlackRock, Inc.	962,115	(9)	6.9%
40 East 52nd Street, New York, NY 10022

Franklin Resources, Inc.	791,061	(10)	5.7%
One Franklin Parkway, San Mateo, CA 94403

Zevenbergen Capital Investments LLC	761,015	(11)	5.5%
601 Union Street, Ste 4600, Seattle, WA 98101

The Vanguard Group, Inc.	740,763	(12)	5.3%
100 Vanguard Blvd., Malvern, PA 19355

Officers and Directors

Mark Vadon	779,285	(13)	5.4%

Diane Irvine (former officer)	248,617	(14)	1.8%

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares		Percent of Total(2)

Vijay Talwar	19,270	(15)	*

David Binder	—	(16)	*

Dwight Gaston	158,411	(17)	1.1%

Susan Bell	125,376	(18)	*

Jon Sainsbury	40,556	(19)	*

Mary Alice Taylor	57,680	(20)	*

Eric Carlborg	15,416	(21)	*

Leslie Lane	18,904	(22)	*

Michael Potter	22,746	(23)	*

Steve Scheid	24,816	(24)	*

Christopher Bruzzo	3,375	(25)	*

All current executive officers and directors as a group (14 persons)	1,391,413	(26)	9.2%

*	Less than one percent.

(1)

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)

Applicable percentages are based on 13,891,682 shares outstanding on March 9, 2012, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 9, 2012 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.

(3)

This information is as of February 2, 2012 and is based solely on information reported on a Schedule 13G filed on February 9, 2012 on behalf of M.A.M. Investments Ltd. (“M.A.M.”), Marathon Asset Management (Services) Ltd. (“Marathon Ltd.”), Marathon Asset Management LLP (“Marathon LLP”), William James Arah (“Arah”), Jeremy John Hosking (“Hosking”) and Neil Mark Ostrer (“Ostrer”). According to the report, M.A.M., Marathon Ltd., Marathon LLP, Arah, Hosking and Ostrer each beneficially owns an aggregate of 2,655,287 shares and has sole voting power with respect to 2,004,238 shares and sole dispositive power with respect to 2,655,287 shares. Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of M.A.M and, as such, shares with M.A.M. the voting and dispositive power as to all shares beneficially owned by Marathon Ltd. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and executive committee members of Marathon LLP.

(4)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 8, 2012 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,436,733 shares and has sole voting power with respect to 1,369,633 shares and sole dispositive power with respect to 1,436,733 shares. Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,436,733 shares and has sole voting power with respect to 1,369,633 and sole dispositive power with respect to 1,436,733 shares.

(5)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 10, 2012 on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of

1,425,352 shares and T. Rowe Price New Horizons Fund, Inc. beneficially owns an aggregate of 1,129,251 shares. T. Rowe Price Associates, Inc. has sole voting power with respect to 293,001 shares and sole dispositive power with respect to 1,425,352 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,129,251 shares and sole dispositive power with respect to 0 shares.

(6)

This information is as of January 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 10, 2012 on behalf of Manulife Financial Corporation (“MFC”), Manulife Asset Management (US), LLC (“MAM (US)”), Manulife Asset Management (North America) Limited (“MAM (NA)”), Manulife Asset Management (Europe) Limited (“MAM (EU)”), and Manulife Asset Management (Hong Kong) Limited (“MAM (HK)”). According to the report, MFC does not beneficially own any shares except through its indirect, wholly-owned subsidiaries. MAM (US) beneficially owns an aggregate of 978,079 shares, MAM (NA) beneficially owns an aggregate of 10,079 shares, MAM (EU) beneficially owns an aggregate of 72,707 shares, and MAM (HK) beneficially owns an aggregate of 326,919 shares. MAM (US), MAM (NA), MAM (EU), and MAM (HK) each has sole voting power with respect to the shares beneficially owned by each of them. MAM (US), MAM (NA), MAM (EU), and MAM (HK) each has sole dispositive power with respect to the shares beneficially owned by each of them.

(7)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 14, 2012 on behalf of Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”), and Ronald Baron. According to the report, BCG has beneficial ownership over 1,089,900 shares, BAMCO has beneficial ownership over 1,068,400 shares, BCM has beneficial ownership over 21,500 shares, BGF has beneficial ownership over 930,000 shares and Ronald Baron has beneficial ownership over 1,089,900 shares. BCG, BAMCO, BCM, BGF and Ronald Baron have shared voting power with respect to 1,006,000, 993,400, 20,100, 930,000, and 1,006,000 shares, respectively. BCG, BAMCO, BCM, BGF and Ronald Baron each have shared dispositive power with respect to 1,089,900, 1,068,400, 21,500, 930,000 and 1,089,900 shares, respectively. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG.

(8)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 14, 2012 on behalf of Wasatch Advisors, Inc. According to the report, Wasatch Advisors, Inc. beneficially owns an aggregate of 1,005,303 shares. Wasatch Advisors, Inc. has sole voting and dispositive power over 1,005,303 shares.

(9)

This information is as of December 30, 2011 and is based solely on information reported on a Schedule 13G filed on February 13, 2012 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 962,115 shares. BlackRock, Inc. has sole voting and dispositive power over 962,115 shares.

(10)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 7, 2012 on behalf of Franklin Resources, Inc. (“FRI”), Charles B. Johnson, and Rupert H. Johnson, Jr. (the “ Principal Shareholders”). According to the report, FRI, the Principal Shareholders, Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Fiduciary Trust Company International, and Franklin Templeton Institutional, LLC each beneficially owns an aggregate of 791,061 shares. FRI, the Principal Shareholders, Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Fiduciary Trust Company International, and Franklin Templeton Institutional, LLC have sole voting power of 0, 0, 666,420, 50,341, 13,800 and 0 shares, respectively. FRI, the Principal Shareholders, Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Fiduciary Trust Company International, and Franklin Templeton Institutional, LLC have sole dispositive power of 0, 0, 666,420, 50,341, 13,800, and 60,500 shares, respectively.

(11)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 14, 2012 on behalf of Zevenbergen Capital Investments LLC (“Zevenbergen”). According to the report, Zevenbergen has sole voting power over 386,515 shares and sole dispositive power over 761,015 shares. Zevenbergen disclaims beneficial ownership of 761,015 shares.

(12)

This information is as of December 31, 2011 and is based solely on information reported on a Schedule 13G filed on February 9, 2012 on behalf of The Vanguard Group, Inc. According to the report, The Vanguard Group, Inc. beneficially owns an aggregate of 740,763 shares. The Vanguard Group, Inc. has sole voting power with respect to 15,944 shares and sole dispositive power with respect to 724,819 shares. The Vanguard Group, Inc. has shared dispositive power over 15,944 shares.
(13)	Includes 653,174 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(14)

Includes 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Laura Anne Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of David Douglas Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Jessica Leigh Irvine under the Washington Uniform Gift to Minors Act and 228,750 shares of common stock issuable upon the exercise of her exercisable options. Ms. Irvine’s options stopped vesting when she resigned on November 11, 2011. She has until May 11, 2012 to exercise her exercisable options.

(15)	Includes 19,270 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(16)	Mr. Binder joined us in August 2011, and he did not own any shares as of March 9, 2012 and did not have any shares of stock issuable upon the exercise of options within 60 days of March 9, 2012.
(17)	Includes 153,498 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(18)	Includes 119,561 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(19)	Includes 37,649 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(20)	Includes 48,791 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(21)	Includes 14,416 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(22)	Includes 15,791 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(23)	Includes 20,791 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(24)	Includes 20,791 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(25)	Includes 3,375 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 9, 2012.
(26)

Includes shares held by our current executive officers and our board of directors, including the shares described in note (13) and notes (15) through (25) above. The two executive officers who are not also named executive officers held a combined 125,578 shares owned and shares issuable pursuant to options that are exercisable within 60 days of March 9, 2012.

SECTION 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 1, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 3

ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, we are asking our stockholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal year 2011 compensation paid to our named executive officers.

Fiscal Year 2011 Compensation Program Highlights. As discussed in more detail under the heading “Compensation Discussion and Analysis,” we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. The compensation committee measures performance and sets goals and objectives on the basis of financial and individual results that it believes will position us for long-term sustainable success. Our fiscal year 2011 business and compensation program highlights are set forth below.

2011 Financial Highlights

•	For the full year 2011, we reported net sales of $348.0 million compared to $332.9 million for the full year of 2010, an increase of 4.5%.

•	Operating income for the full year was $16.9 million compared to $21.3 million in the prior year.

•	Net income for the year was $11.4 million and earnings per diluted share totaled $0.77. Non-GAAP adjusted EBITDA for 2011 was $26.7 million.[1]

•	Net cash provided by operating activities totaled $15.4 million for the year. Non-GAAP free cash flow for the year was $10.1 million.[2]

•	Gross profit for the year totaled $72.1 million.

•

Cash and cash equivalents at the end of the fiscal year totaled $89.4 million compared to $113.3 million at the end of fiscal year 2010. In 2011, we repurchased 1,083,600 shares of our common stock for a total of $39.95 million.

2011 Compensation Highlights

•

When setting the initial compensation levels at the start of 2011, the at-risk, performance-based compensation represented an average of approximately 69% of the target total direct compensation for our named executive officers as a group, with equity compensation comprising approximately 52% of the target total direct compensation at that time.

[1]

We define non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 15, 2012.

[2]

We define non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 15, 2012.

•	We did not pay our named executive officers a cash bonus under our 2011 incentive bonus plan because we did not achieve our financial goals under the plan.

•	The aggregate cash salary and bonus compensation paid to the named executive officers decreased by 13.2 percent from 2010 to 2011.

•

Two stock option grants were issued in 2011. A February 2011 grant that was part of the 2011 compensation package, and a November 2011 grant that was part of the 2012 compensation package. These stock options vests over four years, with a one-year cliff, and are only valuable if our stock price increases. The 2012 equity grant was accelerated into November 2011 to ensure the retention of our named executive officers following the resignation of our chief executive officer and to further motivate the executives to evaluate and drive our new business strategy. The compensation committee does not anticipate issuing the executives additional equity in 2012.

•

None of the current named executive officers are entitled to severance benefits, unless there is: (1) a change of control and (2) the executive is terminated without cause or resigns for good reason following a change in control (commonly referred to as double-trigger change in control benefits).

•	We did not pay any tax gross-ups to our executives.

•	Our named executive officers were not provided with any executive perquisites and were only provided with minimal perquisites that were also provided to all of our regular full-time employees.

•	All of our executives are “at will” employees, and none of our executives are guaranteed an annual equity grant, increase to salary, or annual incentive bonus.

The compensation committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our executive compensation program appropriately aligns pay and performance and enables us to attract and retain talented executives.

Advisory Vote and Board Recommendation. We request stockholder approval of the 2011 compensation of our named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Blue Nile’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE OF “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3).

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers.

Name	Age	Position
Harvey Kanter	50	Chief Executive Officer and President
Vijay Talwar	40	General Manager and President of International
David Binder	43	Chief Financial Officer
Dwight Gaston	43	Senior Vice President
Susan Bell	54	Senior Vice President
Jon Sainsbury	33	Vice President of Marketing
Terri Maupin	50	Chief Accounting Officer
Lauren Neiswender	39	General Counsel and Corporate Secretary

Harvey Kanter, has served as our chief executive officer, president and director since March 30, 2012. He previously served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a multi-channel retailer of premium outdoor apparel and gear, from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc., a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc., a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as, Carter Hawley Hale Department Stores), a department store. Mr. Kanter holds a M.B.A from Babson College and a B.S. from Arizona State University.

Vijay Talwar has served as our general manager and president of international since March 2012. He served as our interim chief executive officer from November 2011 to March 2012. He served as our senior vice president and general manager of international from August 2010 to November 2011. From November 2010 to August 2011, he also served as our interim chief financial officer. From November 2008 to August 2010, Mr. Talwar served as the chief executive officer of the William J. Clinton Foundation India, a global 501(c)(3) nongovernmental organization established to provide healthcare and sustainability programs across India and South Asia. From February 2008 to September 2008, Mr. Talwar served as the chief operating officer of EL Rothschild LLC, a venture designed to bring international luxury brands to India. From April 2007 to January 2008, Mr. Talwar served as the chief operating officer for the Central Europe, Middle East and Africa region at Nike, Inc., a designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories worldwide. From June 2004 to April 2007, Mr. Talwar served as the senior director of strategy and finance at Nike’s Global Apparel division. From December 2003 to June 2004, Mr. Talwar served as the director of strategy at Nike’s Global Apparel division, and from April 2002 to December 2003, he served as a manager of the global strategic planning group at Nike. Prior to Nike, Mr. Talwar was a consultant at Bain & Company, a management consulting firm; a special projects manager and senior internal auditor at the Kellogg Company, a producer of cereal and convenience foods; and a senior tax consultant and audit assistant at Deloitte & Touche, an accounting firm. Mr. Talwar holds an M.B.A. from University of Chicago, a Master of Accountancy from Miami University and a B.A. in Accountancy from the University of Findlay.

David Binder has served as our chief financial officer since August 2011. From January 2008 to July 2011, Mr. Binder served as chief financial officer and treasurer of Infospace, Inc., an online search and e-commerce company. From October 2004 to December 2007, Mr. Binder was the vice president of finance at Infospace. From November 2001 to October 2004, Mr. Binder was the senior director of business development at Drugstore.com, Inc., an online drugstore. Prior to Drugstore, Mr. Binder served as the director of financial planning and analysis at Edge2net Inc., a VOIP telecommunications provider; the director of finance at HomeGrocer.com, Inc., an e-commerce retailer; and the director of planning, strategy and competitive analysis, at AT&T Wireless, a wireless telecommunications business. Mr. Binder holds a Master’s degree in Economics and Finance and a B.A. degree in Economics from Brandeis University.

Dwight Gaston has served as our senior vice president since September 2005. From July 2003 to March 2005, Mr. Gaston served as our vice president of operations, and from May 1999 to July 2003, Mr. Gaston served as our director of fulfillment operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

Susan Bell has served as our senior vice president since June 2005. Ms. Bell has held executive level positions in both marketing and merchandising since she joined us in September 2001. From October 2000 to February 2001, Ms. Bell served as vice president of merchandising and marketing for The Body Shop Digital, an e-commerce company. From July 1984 to July 2000, Ms. Bell served in various capacities at Eddie Bauer, Inc., a clothing and merchandise retail company, most recently as vice president and general merchandising manager. Ms. Bell holds a B.A. in Business Administration from San Francisco State University.

Jon Sainsbury has served as our vice president of marketing since June 2008. From January 2007 to June 2008, Mr. Sainsbury served as our director of marketing and from September 2006 to January 2007, he served as our senior marketing manager. From March 2006 to September 2006, Mr. Sainsbury served as our search marketing manager and from October 2004 to March 2006, he served as our international program manager. From September 2002 to October 2004, Mr. Sainsbury served as our senior marketing analyst. Prior to joining us, Mr. Sainsbury was an associate consultant with Bain & Company, a management consulting firm. Mr. Sainsbury holds a B.A. in Physics from Pomona College.

Terri Maupin has served as our chief accounting officer since August 2011. From July 2004 to August 2011, she served as our vice president of finance and controller and served as corporate secretary from October 2004 to February 2010. From September 2003 to July 2004, Ms. Maupin served as our controller. From February 2001 to September 2003, Ms. Maupin served as the staff vice president of finance and controller at Alaska Air Group, Inc., the parent company of airline companies Alaska Airlines, Inc. and Horizon Air Industries, Inc., and staff vice president of finance and controller at Alaska Airlines, Inc. From September 1994 to August 1997, Ms. Maupin served as the manager of financial reporting and from September 1997 to January 2001 as the director of financial reporting for Nordstrom, Inc., a fashion specialty retail company. From October 1993 to September 1994, Ms. Maupin served as controller at Coastal Transportation Inc., a marine transportation company. From January 1987 to October 1993, Ms. Maupin served in various capacities, most recently as audit manager, with Coopers and Lybrand LLP, an accounting firm. Ms. Maupin holds a B.A. in Accounting from Western Washington University.

Lauren Neiswender has served as our general counsel since October 2004 and has served as our corporate secretary since February 2010. Prior to joining us, Ms. Neiswender was an attorney at Wilson Sonsini Goodrich & Rosati, PC. Ms. Neiswender holds a B.A. in Political Science from Emory University and a J.D. from the University of Virginia.

Compensation Discussion and Analysis

Background

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the following tables as our named executive officers:

•	Mark Vadon, our founder and chairman of the board of directors

•

Vijay Talwar, our general manager and president of international; former chief executive officer, former senior vice president and general manager of international, and former interim chief financial officer;

•	David Binder, our chief financial officer;

•	Dwight Gaston, our senior vice president;

•	Susan Bell, our senior vice president;

•	Jon Sainsbury, our vice president of marketing; and

•	Diane Irvine, our former chief executive officer, president and director.

Mr. Talwar served as our interim chief executive officer from November 2011 to March 2012, senior vice president and general manager of international from August 2010 to November 2011 and also served as our interim chief financial officer from November 2010 to August 2011. Mr. Binder joined us as our chief financial officer in August 2011. Mr. Kanter joined us as our chief executive officer, president and director in March 2012 and is therefore not deemed a named executive officer in this proxy statement. In August 2011, Mr. Vadon transitioned to a non-employee chairman of the board of directors.

Executive Summary

2011 Financial Highlights

•	For the full year 2011, we reported net sales of $348.0 million compared to $332.9 million for the full year of 2010, an increase of 4.5%.

•	Operating income for the full year was $16.9 million compared to $21.3 million in the prior year.

•	Net income for the year was $11.4 million and earnings per diluted share totaled $0.77. Non-GAAP adjusted EBITDA for 2011 was $26.7 million.[3]

•	Net cash provided by operating activities totaled $15.4 million for the year. Non-GAAP free cash flow for the year was $10.1 million.[4]

•	Gross profit for the year totaled $72.1 million.

•

Cash and cash equivalents at the end of the fiscal year totaled $89.4 million compared to $113.3 million at the end of fiscal year 2010. In 2011, we repurchased 1,083,600 shares of our common stock for a total of $39.95 million.

[3]

We define non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 15, 2012.

[4]

We define non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 15, 2012.

Key Compensation Decisions in 2011

•	On average, the named executive officers’ base salaries and potential bonus awards increased by 4.5% and 7%, respectively.

•	We did not pay our named executive officers a cash bonus under our 2011 incentive bonus plan because we did not achieve our financial goals under the plan.

•

Two stock option grants were issued in 2011. A February 2011 grant that was part of the 2011 compensation package, and a November 2011 grant, or an accelerated grant, that was part of the 2012 compensation package. These stock options vests over four years, with a one-year cliff, and are only valuable, if our stock price increases. The 2012 equity grant was accelerated into November 2011 to ensure the retention of our named executive officers following the resignation of our chief executive officer and to further motivate the executives to evaluate and drive our new business strategy. The compensation committee does not anticipate issuing the executives additional equity in 2012.

•

The compensation committee decided to pay its former chief executive officer, Diane Irvine, a severance package, which included: (1) a payment of six months’ salary ($250,000); (2) six months of COBRA premiums for her and her dependents; and (3) a three-month extension of time to exercise her exercisable options; as a result of this modification, we recorded $258,499 of expense in 2011.

•	As part of the November 2011 grant, Mr. Talwar was awarded an extra 12,000 options, with a full grant date fair value of $184,342, for serving as our interim chief executive officer.

•	Mr. Vadon’s cash compensation was decreased 72% when he transitioned from our executive chairman to our non-employee chairman of the board of directors.

•	We revised our peer group to include more luxury retailers and additional online businesses.

The table below provides an overview of the changes in compensation from 2010 to 2011. The “Change in Comp” column represents the aggregate change in compensation paid to the named executive officers from 2010 to 2011. Several of our named executive officers were not employed for all of 2010 and 2011, so to provide a representation of the compensation adjustments on a normalized basis, we illustrate the results with the three named executive officers that received compensation for all of 2010 and 2011.

	Change in Comp 2010 to 2011
Cash Salary and Bonus Compensation
All NEOs	-13.2%
NEOs with 12 months comp in 2010 & 2011	-9.7%
Total Compensation (excluding accelerated grant & CEO severance)
All NEOs NEOs with 12 months comp in 2010 & 2011	-5.4 -8.5	% %
Total Compensation (including accelerated grant & CEO severance)
All NEOs	31.2%
NEOs with 12 months comp in 2010 & 2011	40.7%

Response to 2011 Say-on-Pay Vote.    We conducted our first advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2011. We believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders as evidenced by the results of our 2011 advisory vote on say-on-frequency-of-pay. Our board of directors and our compensation committee value the opinions of our stockholders. In addition to our annual advisory vote on executive compensation, we are committed to engaging with our stockholders on executive compensation and corporate governance issues. At our annual meeting of stockholders in 2011, over 90% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our compensation committee considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our compensation committee believes that this 2011 stockholder vote strongly endorses our compensation philosophy and the decisions we made for 2010. After reflecting on this vote, our compensation committee decided to maintain a consistent course for 2011 compensation decisions.

Important Principles of our Executive Compensation Program.

•

Offer Letters.    Although we typically sign a letter arrangement with an executive upon hire, all of our executives are “at will” employees and these letters do not provide for guaranteed annual equity grants, guaranteed increases to salaries, or guaranteed annual incentive bonuses.

•

Emphasis on Variable Compensation.    Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an incentive cash bonus opportunity that is based on the achievement of specified financial results and an equity compensation opportunity in the form of stock options. When setting the initial compensation levels at the start of 2011, these forms of at-risk, performance-based compensation represented an average of approximately 69% of the target total direct compensation for our named executive officers as a group, with equity compensation comprising approximately 52% of the target total direct compensation at that time.

•

Emphasis on Pay for Performance.    Our executives did not earn a cash incentive bonus for fiscal year 2011 because we did not achieve our threshold level of Adjusted EBITDA (as discussed below), resulting in a reduction in the 2011 cash compensation. Over the last five years, we have paid the named executive officers a range between zero to 200 percent of their target bonus award.

•	No Stock-Option Repricing. Since going public in 2004, we have not repriced any underwater stock options.

•

Double-Trigger Severance Benefits.    None of the current named executive officers are entitled to severance benefits, unless there is: (1) a change of control and (2) the executive is terminated without cause or resigns for good reason following a change in control (commonly referred to as double-trigger change in control benefits). None of the cash benefits payable to our current executives upon a double-trigger change of control event exceed one time base salary and annual bonus.

•	No Tax Gross-Ups. We do not offer tax gross-up to any of our named executive officers.

•

Perquisites.    We do not provide any special executive perquisites. We provide minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

•

Policy Against Speculative Trading.    Since we became a publicly traded company in 2004, we have maintained a “no-hedging” policy in our insider trading policy that prohibits all of our directors, officers and employees from hedging their economic interest in the Blue Nile shares they hold.

•	Independent Compensation Consultant. The compensation committee engages its own independent compensation consultant, and this consultant does not provide any services to management.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives.

Philosophy & Objectives of Our Compensation Program

Philosophy. We try to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We seek to attract and retain executives who are passionate about building an iconic consumer brand. As part of our compensation philosophy, our executive compensation packages are designed with a focus on pay for performance. The compensation committee believes that our most senior executives have the greatest ability to influence our performance and therefore their compensation should primarily be performance-based to reinforce the alignment of interests between the executives and our stockholders.

Compensation Objectives & Considerations.    With the philosophy set forth above in mind, our executive compensation package is designed to achieve the following key objectives:

•	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience and performance help us to achieve our business goals;

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Motivate & Reward.    Motivate executives to perform with excellence and reward them when they achieve key short- and long-term goals that create stockholder value and position us for sustainable long-term success; and

•	Align Interests with Stockholders. Align executive interests with those of our stockholders.

To achieve these objectives, we provide base salary, annual cash incentives, equity awards, and broad-based employee benefits and, when deemed appropriate, severance and change of control benefits. In determining the amount and form of these compensation elements in 2011, we considered a number of factors, including:

•

the experiences and individual knowledge of the members of our compensation committee regarding executive compensation, including their experiences as officers and/or directors of public companies and with establishing and reviewing executive compensation packages;

•	the recommendations of our chief executive officer and our chairman;

•	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•	individual negotiations with executive officers, particularly in connection with their initial compensation package;

•	the potential accounting and dilutive effect of new equity awards on our stockholders; and

•	compensation data provided by the compensation committee’s independent compensation consultant.

Although our compensation committee reviews information illustrating the amount of vested and unvested equity each executive holds and the intrinsic value and Black-Scholes value of this equity, the compensation committee does not believe that increases or decreases in the value of equity awards that were previously granted should significantly impact the determination of current levels of cash or equity-based compensation. In addition, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash or non-cash compensation. Instead, our compensation committee tailors each executive’s compensation package to meet our compensation objectives.

Roles & Responsibilities

Compensation Committee.    The compensation committee is responsible for establishing and administering our executive compensation program. In 2011, our compensation committee, in consultation with our chief executive officer and chairman, evaluated and approved the annual compensation changes for our named executive officers, as well as the performance goals and structure for our cash incentive plan. At the start of 2011, our compensation committee solicited and considered the recommendations of our chief executive officer on the compensation levels of each executive officer, other than for herself and the chairman, as well as her reviews of the performance and contributions of those officers in 2010. Our compensation committee solicited and considered the recommendations of our chairman on the compensation levels of our chief executive officer, as well as his review of her performance and contributions in 2010.

Management.    In 2011, our chief executive officer and our chairman worked with our chief financial officer and general counsel to design and develop compensation programs to recommend for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare other briefing materials, and ultimately to implement the decisions of the compensation committee.

Our chief executive officer and chairman regularly attended compensation committee meetings to discuss matters of compensation philosophy and the compensation and performance of the other executive officers. Our general counsel also attends meetings in her capacity as corporate secretary and to provide the compensation committee with requested compensation materials, updates on material changes in compensation practices, legislation, and trends in executive compensation. Our chief financial officer attends certain meetings to provide the compensation committee with requested compensation and financial information. From time to time, outside advisors or consultants may attend meetings to make presentations or provide financial or other background information or advice. No executive officer participated directly in the final determinations of the compensation committee regarding the amount of any component of his or her own 2011 compensation package.

Role of Compensation Consultant.    The compensation committee has the power to engage independent advisors to assist it in carrying out its responsibilities. Since 2007, the compensation committee has engaged Milliman, Inc., or Milliman, as its independent compensation consultant. We paid for the cost of the services of Milliman. However, Milliman reports directly to the compensation committee and not to management. The compensation committee retains the authority to direct, terminate or continue the services of Milliman. Milliman provided the following services to the compensation committee in 2011:

•	in the summer of 2011, assisted us in determining an appropriate peer group;

•	in October 2011, provided an executive compensation report addressing executive compensation data and market compensation trends;

•	reviewed and provided recommendations on the compensation program for our non-employee directors, including the role of chairman of the board of directors; and

•	updated the compensation committee on emerging trends and best practices in the area of executive and board compensation.

In 2010, Milliman provided the compensation committee with a market update to its 2009 executive compensation report. The compensation committee used the market median information provided by Milliman in 2010 primarily to ensure that the executive compensation program is competitive in the marketplace. It did not follow a rigid formula for determining where an executive’s compensation should fall against the market data provided by Milliman and was not a primary factor in our 2011 compensation decisions.

Report	Peer Group	Surveys Used	Cash Comp Median	Total Direct Comp Median (Cash and Equity)*	Use in Compensation Decisions

2010 Exec Comp Update (updated 2009 Report)	Bankrate, Inc.; Digital River, Inc.; eHealth, Inc.; GSI Commerce, Inc.; LoopNet, Inc.; Netflix, Inc.; optionsXpress Holdings, Inc.; PetMed Express Inc.; Priceline.com, Inc.; Shutterfly, Inc.; and VistaPrint Limited.	the Mercer Executive Survey; the Mercer Retail Survey; the Economic Research Institute Survey; the Wyatt Tom Management Survey; the Milliman Executive Survey; the Aon Executive Survey; the Hay Retail Executive Survey; and the Culpepper Technology Executive Survey.	Combination of Proxy and survey data for CEO; CFO; and SVPs Survey data for Chairman and VP of Marketing	Proxy data for CEO; CFO; and SVPs Survey data for Chairman and VP of Marketing	Referenced as a market check when determining the 2011 compensation package
*

The 2010 update stated that the total direct compensation median set forth in the 2009 report reflected the current market. The median total direct compensation in the 2009 report was established using the method described in this column.

In the summer of 2011, the compensation committee believed that it was appropriate to update the peer group and related compensation data materials for use in making decisions as to 2012 compensation. The compensation committee consulted with our chief executive officer, chairman, and our general counsel to determine the revised peer group for use in 2012. At the time the group was approved, the median market capitalization for this group of retailers and internet-based businesses was approximately $1.4 billion and the median revenue for the last fiscal year for this group was approximately $307.7 million. The changes to the peer group were designed to include more luxury retailers and additional online businesses. When discussing the appropriate peer group, the compensation committee acknowledged that some of the members of the peer group are much larger than us; however, these larger companies were off-set by adding similarly sized companies and smaller companies.

In October 2011, Milliman evaluated the compensation paid to our named executive officers using data from the proxy statements of our peer companies as well as published survey data. Mr. Vadon used the 2011 report as a general frame of reference when making his recommendations regarding the size of the November 2011 equity grants. He did not follow a rigid formula for determining where an executive’s compensation should fall against the market data provided by Milliman and was not a primary factor in his recommendations.

Report	Peer Group	Surveys Used	Cash Comp Median	Total Direct Comp Median (Cash and Equity)	Use in Compensation Decisions

2011 Exec Comp Report	1-800-FLOWERS.COM, Inc.; Ancestry.com, Inc.; Coach, Inc.; Digital River, Inc.; eHealth, Inc.; Joe’s Jeans, Inc.; Liquidity Services, Inc.; LoopNet, Inc.; Netflix, Inc.; OpenTable, Inc.; PetMed Express Inc.; Shutterfly, Inc.; Signet Jewelers Ltd.; Tiffany & Co.; and Williams-Sonoma, Inc.	Aon Executive Survey; Compensation Data Survey; Culpepper Technology Executive Survey; Economic Research Institute Executive Assessor; Hay Retail Executive Compensation Survey; Mercer Executive Pay Survey; Mercer Retail Pay Survey; Milliman Executive Compensation Survey; Milliman NW management and Professional Survey; and Towers Watson Top Management Compensation Report	2 medians referenced: (1) proxy data only, and (2) a combination of proxy data and survey data for CEO; CFO; and SVPs Survey data for VP of Marketing	Proxy data only for CEO; CFO; and SVPs Survey data only for VP of marketing	Referred to as a market check when determining the size of the stock grants in November 2011

Following the change in Mr. Vadon’s position from executive chairman to non-employee chairman, the compensation committee engaged Milliman to evaluate the market practices for non-employee directors, including the position of chairman of the board of directors. To provide a complete assessment, Milliman included a review of published data, as well as an analysis of proxy statements of our peer organizations. The published surveys used in Milliman’s analysis included: Buck Consultants board of directors Compensation and Governance Practices Survey, Conference Board Directors’ Compensation and Board Practices Survey, and National Association of Corporate Directors: Director Compensation Report. Following a review of this report, the compensation committee decided not to increase the compensation paid to the non-employee directors.

In the August report, Milliman also provided the compensation committee with market information regarding compensation paid to non-employee board chairs. This information was derived from the following published surveys: Milliman, National Association of Corporate Directors, and Conference Board. Milliman reviewed peer data regarding non-employee chairs, but concluded that it did not have enough reference points to determine a meaningful median value from the peer group. The compensation committee reviewed the materials provided by Milliman as a market check, but decided Mr. Vadon’s compensation on the basis of Mr. Vadon’s unique role and value to our business, the compensation committee’s desire to retain Mr. Vadon, and the compensation paid to Mr. Vadon when he served as our executive chairman.

Mark Vadon	Cash Retainer/Base Salary	Cash Chairman Comp/Target Bonus	Annual Equity
Non-Employee Chairman	$40,000 (service on the board)	$100,000 (service as chair)	$100,000(1) for service as chair, plus 2,500 options for service on the board
Executive Chairman	$250,000	$250,000	Average of $561,420(1) over the last 3 years
(1)	Reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the FASB Accounting Standards Codification.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2011

Compensation Components and How Components Relate to Objectives.    In 2011, we provided our named executive officers with the following compensation elements, as follows:

Component	Objectives	Basis

Base Salary	• attract and retain by paying a fixed level of cash compensation for executive’s day-to-day time, service and experience

•  reviewed on an annual basis and at the time of hire or promotion

•  material criteria when determining base salary:

-    recommendations from our chief executive officer and chairman

-    performance

-    responsibilities, role and expected contributions

-    market data

Annual Incentive Bonus	• motivate executives to achieve our annual goals • align executives’ interests with stockholders’ interests

•  reviewed on an annual basis and at the time of hire or promotion

•  target bonus as a percent of salary is reviewed to ensure it is an important portion of the total cash compensation

•  material criteria used when determining target bonus:

-    recommendations from the chief executive officer and chairman

-    responsibilities, role and expected contributions

-    ability to contribute to the achievement of our annual goals

-    market data

Component	Objectives	Basis

Long-Term Incentive Compensation	• motivate executives to achieve our long-term goals • align executives’ interests with stockholders’ interests • retention incentive provided through four-year vesting

•  reviewed on an annual basis and at the time of hire or promotion

•  material criteria for determining equity awards:

-    recommendations from the chief executive officer and chairman

-    performance

-    responsibilities, role and expected contributions

-    market data

-    Black-Scholes value of the potential grant

-    potential dilution from grants

Broad-Based Benefits	• attract and retain	• reviewed periodically • eligibility in accordance with terms of applicable broad-based benefit plans

Severance & Change of Control Benefits	• attract and retain • align executives’ interests with stockholders’ interests

•  reviewed periodically

•  material criteria for adjusting benefits:

-    recommendations from the chief executive officer and chairman

-    the potential cost of the change of control benefits assuming various stock price scenarios

-    market data

In addition to the factors set forth above, when determining the compensation package paid to the named executive officers, the compensation committee also relied on the experiences and individual knowledge of the members of our compensation committee. In 2011, the compensation committee was comprised of Mr. Scheid, Mr. Potter and Mr. Lane. Mr. Scheid, the chair of our compensation committee, is the chairman of the board of directors of Janus Capital Group, an asset management company with a market capitalization of approximately $1.7 billion, and has served on several public company boards. Through his experience, Mr. Scheid has developed a deep expertise in designing appropriate executive compensation packages. Additionally, Mr. Potter has extensive experience structuring and recommending compensation packages having served on multiple public retail company boards, having served as the chief executive officer of a Fortune 500 retailer, and through his current experience as an executive at a growing private retail company. Mr. Lane also has tremendous experience with executive compensation having served as an executive at several public and private company retailers and through his current experience as an operating partner at a private equity firm.

Base Salary.    In February 2011, the compensation committee reviewed the existing base salary levels for our named executive officers, and approved increases for each of Ms. Bell, and Messrs. Talwar, Gaston, and Sainsbury. When making these adjustments, the compensation committee considered the recommendations from our chief executive officer and chairman, including Mr. Vadon’s request that his salary not be increased. The compensation committee also considered the executive’s performance, responsibilities and role, and expected contributions. As a market check, the compensation committee also referred to the market data provided by Milliman, but did not make market based adjustments on the basis of this data. When reviewing Mr. Sainsbury’s compensation, the compensation committee considered his increasing responsibilities and role in our business and his salary relative to other similarly situated executives. When reviewing Mr. Talwar’s base salary, the compensation committee also considered his recent hire date (Mr. Talwar joined us in August 2010). When deciding Ms. Irvine’s base salary, the compensation committee considered Mr. Vadon’s input and Ms. Irvine’s role and responsibilities, her expected contributions in 2011, and market data. In light of these factors, the compensation committee believed that the increase in Ms. Irvine’s compensation was appropriate for a chief executive officer of her caliber. Mr. Binder was hired in August 2011 as our chief financial officer. The chief executive officer recommended a base salary level for him to the compensation committee based on Mr. Binder’s level of experience, his expected value to the business, the base salaries of the other top executives, market data, and the negotiations with Mr. Binder.

Executive Officer	2010 Base Salary	2011 Base Salary	% Increase
Mark Vadon	$250,000	$250,000	0.0%
Vijay Talwar	$250,000	$255,000	2.0%
David Binder	N/A	$250,000	N/A
Dwight Gaston	$250,000	$258,000	3.2%
Susan Bell	$238,000	$248,000	4.2%
Jon Sainsbury	$165,000	$185,000	12.1%
Diane Irvine	$475,000	$500,000	5.3%

Annual Cash Incentive Bonus.    In February 2011, the compensation committee approved the Executive Cash Bonus Plan for Fiscal Year 2011, or the 2011 Plan. The 2011 Plan set forth the annual terms that applied for 2011 under the Company’s Performance Bonus Plan, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 19, 2010 to allow compensation payable thereunder to be deductible as performance based compensation under Internal Revenue Code Section 162(m). The 2011 Plan was intended to increase stockholder value and our success by motivating participants to achieve our key financial objectives. Each of our named executive officers was eligible for participation in the 2011 Plan.

Bonus Targets.    Under the 2011 Plan, each participant was eligible to earn an incentive bonus based on the target bonus percentage determined by the compensation committee. The compensation committee first determined the desired target bonus amount expressed in dollars for each named executive officer, and then translated this into a percentage of annualized base salary for 2011, as set forth in the table below. When determining the appropriate target bonus award, the compensation committee first considered the recommendations of the chief executive officer and the chairman. The compensation committee also considered the responsibilities and role and expected contributions of each executive officer, individual and company performance in 2010, and the ability of each executive officer to help us achieve our business goals in 2011. When reviewing Mr. Sainsbury’s target bonus, the compensation committee took into account Mr. Sainsbury’s increasing responsibilities and role in our business, his ability to help us achieve our 2011 business goals and his total target cash compensation relative to other similarly situated executives. The compensation committee determined Mr. Binder’s 2011 target bonus award when he was hired in August 2011, taking into consideration the recommendations of our chief executive officer, his role, experience and expertise, his ability to help us achieve our business goals, and negotiations with Mr. Binder. When determining Ms. Irvine’s target bonus award for 2011, the compensation committee considered Mr. Vadon’s input, her responsibilities and role, expected contributions, and ability to help us achieve our business goals in 2011.

Executive Officer	Annualized 2010 Target Bonus	2010 Target as % of Base Salary	Annualized 2011 Target Bonus	2011 Target as % of Base Salary	% Increase to Target Bonus Award
Mark Vadon	$250,000	100%	$250,000	100%	0%
Vijay Talwar	$100,000	40%	$105,000	41%	5%
David Binder	N/A	N/A	$95,000	38%	N/A
Dwight Gaston	$100,000	40%	$100,000	39%	0%
Susan Bell	$83,000	35%	$87,000	35%	5%
Jon Sainsbury	$40,000	24%	$50,000	27%	25%
Diane Irvine	$356,000	75%	$375,000	75%	5%

Description of 2011 Incentive Bonus Plan.    The payment of bonuses under our executive bonus plan is contingent upon the achievement of pre-determined performance goals. In structuring the 2011 bonus plan, the compensation committee believed adjusted EBITDA5 was the best indicator of our performance in 2011 based on our then-current business objectives. The 2011 bonus plan was structured as follows:

162(m) Adjusted EBITDA Performance Threshold		$31.3mm
		100% Target Award
Financial Performance Targets:	50%
Adjusted EBITDA		$36.1mm (+15.5%)
Individual Performance Objectives	50%

The individual performance goals were strategic goals related to each named executive officer’s area of responsibility.

Actual adjusted EBITDA for 2011 was $26.7 million. As a result, the compensation committee did not pay bonuses under the 2011 plan.

Signing Bonus.    In connection with the hiring of Mr. Binder, the compensation committee approved the payment to him of a $25,000 signing bonus. The compensation committee believed this signing bonus was appropriate given the bonus opportunities that Mr. Binder was forgoing with his prior employer, the recommendation of the chief executive officer, and the desire to attract Mr. Binder.

Equity Awards.    The compensation committee believes that equity compensation is the most important element of our total compensation package, and for that reason, in 2011, an average of 52% of the total target value of the annual compensation opportunity, as determined in February 2011, for each of our executive officers was provided as equity compensation (Mr. Binder’s 2011 compensation was set when he started with us in August 2011). The compensation committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. The compensation committee also believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Further, the compensation committee believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.

In February 2011, our compensation committee decided to award the annual long-term equity incentive opportunity in the form of stock options. Because our stock plan requires that options be granted with an exercise price that is not less than 100% of the fair market value on the date of grant, our executives receive value from option grants only if the value of our common stock appreciates over the vesting period. The stock option awards granted to our named executive officers in February 2011 will vest over a four-year period, with 1/4th of the shares vesting one year after the vesting commencement date and 1/48th of the shares vesting monthly thereafter, subject to the executive’s continued service. The compensation committee believes this vesting period promotes retention and properly relates the value of this compensation component to our long-term success.

In determining the size of the February 2011 annual option grant to Mr. Talwar, Ms. Bell, Mr. Gaston and Mr. Sainsbury, the compensation committee took into consideration the recommendations of the chief executive officer and chairman. These recommendations were made in light of the role and responsibilities of the executives, individual and company performance, expected contributions of the executives, market data, and the accounting and dilution impact of the grants. In determining the size of the annual grant to Mr. Vadon, the

[5]

Adjusted EBITDA is defined as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 15, 2012.

compensation committee considered Mr. Vadon’s unique role and value to the business, and the desire to retain Mr. Vadon. The size of the February 2011 grants to Ms. Irvine were made in light of her role and responsibilities, individual and company performance, expected contributions, market data, and the accounting and dilution impact of these grants. Mr. Vadon also provided the compensation committee with input regarding the appropriate size of grant for Ms. Irvine. Ms. Irvine resigned prior to the vesting of any of her 2011 options.

Executive Officer	$ Options Granted as 2010 Comp		$ Options Granted as 2011 Comp (1)		% Change in Value
Mark Vadon	560,708		574,792		3%
Vijay Talwar	695,655	(2)	319,329		-54%
David Binder	N/A		499,766	(3)	N/A
Dwight Gaston	403,709		319,329		-21%
Susan Bell	313,996		319,329		2%
Jon Sainsbury	224,283		229,917		3%
Diane Irvine	1,009,274		977,146		-3%

(1)	Reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the FASB Accounting Standards Codification.

(2)	Mr. Talwar’s initial new hire grant in August 2010. New hire grants are typically larger than the annual grants.

(3)	Mr. Binder’s initial new hire grant in August 2011. New hire grants are typically larger than the annual grants.

In November 2011, following the resignation of our chief executive officer, the compensation committee decided to issue the 2012 annual equity grants during an open window in November 2011. This grant would typically be awarded in the first quarter of 2012, but given the resignation of the chief executive officer, the compensation committee wanted to ensure the retention of our named executive officers during this transition period and wanted to further motivate our executive team to implement our new business strategy. The compensation committee did not grant additional equity awards to the named executive officers in February 2012 in connection with its review of our 2012 target compensation.

In determining the size of the November 2011 option grant, the compensation committee first took into consideration the recommendations from our chairman. The compensation committee also considered the grants that would otherwise have be made in February of 2012, taking into account the role and responsibilities of the executives, performance by the executive, the expected contributions of the executives, market data, and the accounting and dilution impact of the grants. Mr. Talwar received 12,000 more options than the other senior vice presidents due to his role and responsibilities as the interim chief executive officer.

As part of his new hire package, Mr. Binder received an option grant on his start date for 37,500 options. In setting his new hire grant, the compensation committee considered the recommendation by the chief executive officer, his experience, his level of responsibility, his expected value to the business, the Black-Scholes value of the award, the amount of the award in relation to the equity awards granted to our other senior executives, and negotiations with Mr. Binder. In approving the 4,000 option shares as his November retention grant, the compensation committee decided to award him a pro-rated amount of the 20,000 share option grant that was approved for Ms. Bell and Mr. Gaston, based on Mr. Binder’s three months of service with us prior to the date of grant.

Executive Officer	$ Options Granted as 2011 Comp	$ Options Granted as 2012 Comp (1)		% Change
Mark Vadon	574,792	N/A		N/A
Vijay Talwar	319,329	491,578	(2)	54%
David Binder	499,766	61,447	(3)	N/A
Dwight Gaston	319,329	307,236		-4%
Susan Bell	319,329	307,236		-4%
Jon Sainsbury	229,917	230,427		0.2%
Diane Irvine	977,146	N/A		N/A

(1)	Reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. 2012 equity compensation was paid in November 2011.

(2)	Mr. Talwar was awarded an additional 12,000 options, valued at $184,342, for serving as our interim chief executive officer.

(3)	Mr. Binder’s November 2011 option grant was pro-rated based on his August 2011 hire date.

Broad-Based Employee Benefits.    All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance, and life insurance. All full-time regular employees, including, our named executive officers, receive a transportation allowance and a merchandise discount. We also provide our regular employees with the opportunity to participate in our 401(k) defined contribution retirement savings plan, or 401(k) Plan, and receive a matching contribution from us that is subject to vesting based on years of service. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Perquisites.    We do not provide any special executive perquisites. We provide minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

Employment, Severance and Change of Control Agreements.    We have entered into employment agreements or offer letters with each of our named executive officers, other than Mr. Vadon. Under these agreements, the employment of each of our named executive officers is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time.

We provide certain limited change of control benefits to all of our participants under the 2004 Equity Incentive Plan, including our executive officers. In the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2004 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with us or any of our affiliates has not terminated. The compensation committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their equity compensation.

In March 2009, the compensation committee approved our Change of Control Severance Plan. This plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed two years) following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Change of Control Severance Plan. The terms and conditions of severance provisions are discussed more fully in the section below under the heading “Potential Payments on Change of Control.” This plan contained a three year sunset provision, allowing the compensation committee the opportunity to revisit its terms after three years to ensure that the provisions were consistent with our compensation philosophy and business needs. Prior to the automatic expiration of the Severance Plan, in January 2012, the Severance Plan was amended and restated to extend the term. The material terms of the plan did not change, except for the Definition of Qualifying Termination. The new language limits the window for a “Qualifying Termination” to twelve months following a Change of Control for all participants.

The plan does not provide for any change of control excise tax gross ups or “single trigger” change of control benefits. We believe that a pre-existing plan like ours will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

In November 2011, we entered into a separation agreement with Ms. Irvine, our former chief executive officer. This severance was given in recognition of the contributions she made to our business and as consideration for her release of all claims against us. We believed these benefits were in the best interest of our stockholders and facilitated a smooth transition.

Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.    The compensation committee believes that the compensation paid to Mr. Talwar, Mr. Binder, Mr. Gaston, Ms. Bell, and Mr. Sainsbury in relation to Ms. Irvine and in relation to each other is reasonable and appropriate given each individual’s level of experience and scope of responsibilities.

Equity Grant Timing.    Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. We generally grant stock options to newly hired employees on the employee’s start date, subject to prior approval of the compensation committee or our Stock Award Committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each new year, with the grant date occurring during an open window, as determined under our internal trading policy, as we believe this allows for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance.

Executive Equity Ownership Guidelines.    The compensation committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. Under our current guidelines, the compensation committee suggests, but does not require, that each of Mr. Talwar, Mr. Binder, Mr. Gaston, Ms. Bell, and Ms. Irvine (prior to her resignation) hold “equity value” of at least three times the executive’s annual salary plus target bonus award. The Compensation Committee also suggests under our current guidelines, but does not require, that Mr. Sainsbury hold “equity value” of at least two times his annual salary plus target bonus award. The equity value may be comprised of: common stock owned individually; common stock owned joining with or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity using a rolling three month average stock price. As of the end of the fiscal year, the named executive officers did not meet the suggested guidelines and are thus requested to continue holding their equity.

Policy Against Speculative Transactions.    No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to our stock at any time.

Tax Treatment of Compensation.    Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the company and our stockholders.

Accounting Considerations.    The accounting impact of our executive compensation program is one of many factors that the compensation committee considers in determining the size and structure of that program.

Compensation Recovery Policy.    We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Plans.    The compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

COMPENSATION COMMITTEE REPORT (1)

As part of fulfilling its responsibilities, the compensation committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended January 1, 2012 with management. Based on the compensation committee’s review of the CD&A and its discussions with management, the compensation committee has recommended to the board of directors that the CD&A for the fiscal year ended January 1, 2012 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

Date: April 17, 2012

Respectfully submitted,

Steve Scheid, Chairman Chris Bruzzo Leslie Lane

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Executive Officers

The following table sets forth compensation earned by our named executive officers for the 2011, 2010, and 2009 fiscal years.

Summary Compensation Table

Fiscal 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)(5)
Vijay Talwar	2011	254,376		-		-	810,907	(9)	-	5,620	1,070,903
Former Chief Executive Officer (16)	2010	83,333	(8)	-		-	695,655		23,520	35,240	837,748

David Binder	2011	86,112	(6)	25,000	(7)	-	561,213	(10)	-	240	672,565
Chief Financial Officer

Dwight Gaston	2011	257,001		-		-	626,565	(11)	-	5,620	889,186
Senior Vice President	2010	248,750		-		-	403,709		46,200	5,620	704,279
	2009	233,751		-		29,984	365,840		108,000	5,409	742,984

Susan Bell	2011	246,750		-		-	626,565	(12)	-	5,620	878,935
Senior Vice President	2010	237,000		-		-	313,996		40,670	5,620	597,286
	2009	230,001		-		19,989	320,110		91,800	5,334	667,234

Jonathan Sainsbury	2011	182,501		-		-	460,344	(13)	-	5,024	647,869
Vice President of Marketing	2010	161,250		-		-	224,283		25,760	4,725	416,018
	2009	128,750		-		4,987	128,044		32,400	2,635	296,817

Mark Vadon	2011	186,042	(14)	-		-	574,792		-	480	761,314
Chairman of the Board	2010	250,000		-		-	560,708		110,100	5,620	926,428
Former Executive Chairman	2009	250,000		-		49,994	548,760		337,500	5,620	1,191,874

Diane Irvine	2011	469,497		-		-	1,235,595	(15)	-	253,448	1,958,540
Former Chief Executive Officer, President and Director	2010	471,875		-		49,490	1,009,274		199,360	5,620	1,735,619
	2009	450,000		-		99,989	1,097,520		405,000	5,620	2,058,129

(1)	Awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. See footnote 3 below.

(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No stock awards were granted in 2011 and only Ms. Irvine received a stock award in 2010. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 1, 2012, as filed with the Securities and Exchange Commission on February 27, 2012 (File No. 000-50763). See the Grants of Plan-Based Awards for Fiscal 2011 Table included herein for additional information on equity awards granted in 2011.

(3)

Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards for Fiscal 2011 Table included herein and the Compensation Discussion and Analysis above for additional information.

(4)	Additional information is provided in the All Other Compensation Table below.

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(6)	Pursuant to the terms of Mr. Binder’s offer letter dated June 30, 2011, his 2011 base salary was $250,000 on an annualized basis.

(7)	Pursuant to the terms of David Binder’s offer letter dated June 30, 2011, he received a signing bonus of $25,000.

(8)	Pursuant to the terms of Mr. Talwar’s offer letter dated August 20, 2010, his 2010 base salary was $250,000 on an annualized basis.

(9)

Mr. Talwar received an option in February 2011 with a grant date fair value of $319,329 and received a subsequent option in November 2011 with a grant date fair value of $491,578. As part of the November 2011 grant, Mr. Talwar was awarded an additional 12,000 options, valued at $184,342, more than the other senior vice presidents for serving as the interim chief executive officer. The November 2011 option grant is intended as part of Mr. Talwar’s total compensation for 2012. The compensation committee does not plan to award the named executive officers any additional equity in fiscal year 2012.

(10)

Mr. Binder received an option in August 2011 with a grant date fair value of $499,766 and received a subsequent option in November 2011 with a grant date fair value of $61,447. The November 2011 option grant is intended as part of Mr. Binder’s total compensation for 2012. The compensation committee does not plan to award the named executive officers any additional equity in fiscal year 2012.

(11)

Mr. Gaston received an option in February 2011 with a grant date fair value of $319,329 and received a subsequent option in November 2011 with a grant date fair value of $307,236. The November 2011 option grant is intended as part of Mr. Gaston’s total compensation for 2012. The compensation committee does not plan to award the named executive officers any additional equity in fiscal year 2012.

(12)

Ms. Bell received an option in February 2011 with a grant date fair value of $319,329 and received a subsequent option in November 2011 with a grant date fair value of $307,236. The November 2011 option grant is intended as part of Ms. Bell’s total compensation for 2012. The compensation committee does not plan to award the named executive officers any additional equity in fiscal year 2012.

(13)

Mr. Sainsbury received an option in February 2011 with a grant date fair value of $229,917 and received a subsequent option in November 2011 with a grant date fair value of $230,427. The November 2011 option grant is intended as part of Mr. Sainsbury’s total compensation for 2012. The compensation committee does not plan to award the named executive officers any additional equity in fiscal year 2012.

(14)

On August 2, 2011 Mr. Vadon became a non-employee chairman. His 2011 base salary as the executive chairman was $250,000 on an annualized basis. For serving as a non-employee chairman of the board of directors, Mr. Vadon is entitled to $140,000 in annual cash compensation. The terms and conditions of this compensation arrangement are discussed more fully in the section below under the heading “Compensation of Directors.”

(15)

In November 2011, the compensation committee of the board of directors modified the terms of Ms. Irvine’s option award agreements to allow for the exercise of such options for up to six months after termination of employment. As a result of the modification, we recorded $258,449 of expense in 2011.

(16)

Since March 30, 2012, Mr. Talwar has served as our general manager and president of international. He served as our interim chief executive officer from November 2011 to March 30, 2012. He served as our general manager and vice president of international from August 2010 to November 2011. He also served as our interim chief financial officer from November 2010 to August 2011. Harvey Kanter became our chief executive officer and president on March 30, 2012.

All Other Compensation Table

Name	Year	Relocation Assistance ($)		Severance ($)		Matching Contributions ($)(1)	Transportation Allowance ($)(2)	All Other Compensation ($)
Vijay Talwar	2011	-		-		4,900	720	5,620
	2010	35,000	(3)	-		-	240	35,240

David Binder	2011	-		-		-	240	240

Dwight Gaston	2011	-		-		4,900	720	5,620
	2010	-		-		4,900	720	5,620
	2009	-		-		4,689	720	5,409

Susan Bell	2011	-		-		4,900	720	5,620
	2010	-		-		4,900	720	5,620
	2009	-		-		4,614	720	5,334

Jonathan Sainsbury	2011	-		-		4,304	720	5,024
	2010	-		-		4,005	720	4,725
	2009					1,915	720	2,635

Mark Vadon	2011	-		-		-	480	480
	2010	-		-		4,900	720	5,620
	2009	-		-		4,900	720	5,620

Diane Irvine	2011	-		252,788	(4)	-	660	253,448
	2010	-		-		4,900	720	5,620
	2009	-		-		4,900	720	5,620

(1)

Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service to us.

(2)	All of our employees receive a $60 monthly transportation allowance.

(3)	Pursuant to the terms of Mr. Talwar’s offer letter dated August 20, 2010, he received relocation assistance of $35,000.

(4)

Pursuant to the terms of a separation agreement entered into on November 23, 2011 with Ms. Irvine, we paid Ms. Irvine a lump sum of $250,000. We also agreed to pay her (and her eligible dependents) COBRA premiums for up to six months. In 2011, we paid Ms. Irvine $2,788 for her and her dependents’ COBRA premiums.

The following table provides additional information about our fiscal year 2011 plan-based compensation to the named executive officers.

Grants of Plan-Based Awards in Fiscal 2011

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Award	Grant Date (2)	Target ($) (3)	Maximum ($) (4)
Vijay Talwar	A. Annual Incentive	-	105,000	210,000	-	-	-
	B. Stock Options	2/15/2011	-	-	12,500	56.62	319,329
		11/16/2011	-	-	32,000	33.45	491,578

David Binder (7)	A. Annual Incentive	-	39,583	79,167	-	-	-
	B. Stock Options	8/22/2011	-	-	37,500	30.44	499,766
		11/16/2011	-	-	4,000	33.45	61,447

Dwight Gaston	A. Annual Incentive	-	100,000	200,000	-	-	-
	B. Stock Options	2/15/2011	-	-	12,500	56.62	319,329
		11/16/2011	-	-	20,000	33.45	307,236

Susan Bell	A. Annual Incentive	-	87,000	174,000	-	-	-
	B. Stock Options	2/15/2011	-	-	12,500	56.62	319,329
		11/16/2011	-	-	20,000	33.45	307,236

Jonathan Sainsbury	A. Annual Incentive	-	50,000	100,000	-	-	-
	B. Stock Options	2/15/2011	-	-	9,000	56.62	229,917
		11/16/2011	-	-	15,000	33.45	230,427

Mark Vadon	A. Annual Incentive	-	250,000	500,000	-	-	-
	B. Stock Options	2/15/2011	-	-	22,500	56.62	574,792

Diane Irvine (8)	A. Annual Incentive	-	375,000	750,000	-	-	-
	B. Stock Options	2/15/2011	-	-	38,250	56.62	977,146

(1)

In determining the 2011 bonus awards for each of the named executive officers, the compensation committee reviewed our actual 2011 performance against our pre-established Adjusted EBITDA target. See the Compensation Discussion and Analysis for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)

Stock options granted vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Equity units granted to our current executive officers are subject to acceleration under our Change of Control Severance Plan and in certain other circumstances as provided in our 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer’s cash incentive bonus for 2011 as established by the compensation committee.

(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.

(5)	Option awards granted to named executive officers in fiscal year 2011 were issued under our 2004 Equity Incentive Plan.

(6)

The amounts represent the aggregate grant date fair value of the option awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended January 1, 2012, as filed with the Securities and Exchange Commission on February 27, 2012 (File No. 000-50763).

(7)

Pursuant to the terms of Mr. Binder’s offer letter dated June 30, 2011, he was eligible to receive a $95,000 target bonus award for 2011 prorated based on the number of months he was employed by us (employment for a partial month was calculated as if he was employed for the full month). Mr. Binder commenced employment in August 2011.

(8)

Ms. Irvine served in various capacities from December 13, 1999 through November 11, 2011, most recently as our chief executive officer, president and director. As a result of her termination of employment, Ms. Irvine forfeited stock options exercisable for 119,500 shares with a grant date fair value of $2,188,886 and 750 restricted stock units with a grant date fair value of $37,118.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters.    Each of our named executive officers, except for Mr. Vadon, has signed offer letters with us. Descriptions of the offer letters with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in our Compensation Discussion and Analysis above.

Non-Equity Incentive Plan Awards.    These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2011 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our Compensation Discussion and Analysis above.

Equity Awards.    We grant stock options and restricted stock units to executive officers under our 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted options to our executive officers under our 1999 Equity Incentive Plan. We have never granted any stock appreciation rights.

Other Compensatory Arrangements.    For a description of the other elements of our executive compensation program, see our Compensation Discussion and Analysis above.

The following table provides information regarding unexercised stock options held by each of the named executive officers as of January 1, 2012.

Outstanding Equity Awards at Fiscal Year End 2011

	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date (1)

Name	Exercisable		Unexercisable

Vijay Talwar	12,500		25,000	42.40	8/25/2020
	-		12,500	56.62	2/14/2021
	-		32,000	33.45	11/15/2021

David Binder	-		37,500	30.44	8/21/2021
	-		4,000	33.45	11/15/2021

Dwight Gaston	18,000	(4)	-	30.00	7/26/2014
	20,000	(6)	-	33.81	9/8/2015
	30,000	(7)	-	31.26	5/31/2016
	17,000	(10)	-	83.81	8/28/2017
	20,833		4,167	41.13	8/7/2018
	28,333		11,667	21.22	2/22/2019
	8,250		9,750	49.11	2/16/2020
	-		12,500	56.62	2/14/2021
	-		20,000	33.45	11/15/2021

Susan Bell	29,000	(5)	-	32.97	8/30/2015
	30,000	(7)	-	31.26	5/31/2016
	17,000	(10)	-	83.81	8/28/2017
	18,333		3,667	41.13	8/7/2018
	8,791		10,209	21.22	2/22/2019
	6,416		7,584	49.11	2/16/2020
	-		12,500	56.62	2/14/2021
	-		20,000	33.45	11/15/2021

Jonathan Sainsbury	2,200	(3)	-	8.75	10/9/2013
	450	(4)	-	30.00	7/26/2014
	1,000	(5)	-	32.43	8/7/2015
	625	(8)	-	30.31	8/3/2016
	625	(8)	-	37.07	8/3/2016
	625	(8)	-	40.00	8/3/2016
	625	(8)	-	55.34	8/3/2016
	3,000	(10)	-	83.81	8/28/2017
	8,333		1,667	41.13	8/7/2018
	9,916		4,084	21.22	2/22/2019
	4,583		5,417	49.11	2/16/2020
	-		9,000	56.62	2/14/2021
	-		15,000	33.45	11/15/2021

Mark Vadon	180,000	(4)	-	30.00	7/26/2014
	117,000	(5)	-	32.97	8/30/2015
	200,000	(7)	-	31.26	5/31/2016
	60,000	(10)	-	83.81	8/28/2017
	27,380		1,191	44.44	2/27/2018
	42,500		17,500	21.22	2/22/2019
	11,458		13,542	49.11	2/16/2020
	-		22,500	56.62	2/14/2021

Diane Irvine (9)	188		-	8.75	5/11/2012
	62,000		-	32.97	5/11/2012
	56,730		-	31.26	5/11/2012
	45,000		-	83.81	5/11/2012
	165,000		-	44.44	5/11/2012

(1)

Each of the options expiring in 2018, 2019, 2020 and 2021 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of Ms. Irvine’s options stopped vesting on her termination date, November 11, 2011. Each of the options expiring in 2012 through 2017 is fully vested as of January 1, 2012.

The expiration date and full vest date of each of the other options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
08/07/2018	08/08/2012
02/27/2018	02/28/2012
02/22/2019	02/23/2013
02/16/2020	02/17/2014
08/25/2020	08/26/2014
02/14/2021	02/15/2015
08/27/2021	08/28/2015
11/15/2021	11/16/2015

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

(3)	Options expiring in 2013 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2004 and as to 1/48 of the underlying shares monthly thereafter.

(4)	Options expiring in 2014 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2005 and as to 1/48 of the underlying shares monthly thereafter.

(5)

Mr. Vadon, Mr. Sainsbury and Ms. Bell’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(6)	Mr. Gaston’s options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on September 9, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(7)	Except for Mr. Sainsbury, options expiring in 2016 vested as to 1/4 of the shares of common stock underlying the options on June 1, 2007 and as to 1/48 of the underlying shares monthly thereafter.

(8)	Mr. Sainsbury’s options expiring in 2016 vested as to 1/4 of the shares of common stock underlying the options on August 4, 2007 and as to 1/48 of the underlying shares monthly thereafter.

(9)

Ms. Irvine forfeited 119,500 stock options and 750 of unvested restricted stock units upon her resignation on November 11, 2011. Each of Ms. Irvine’s options stopped vesting on her termination date. In November 2011, the compensation committee of the board of directors modified the terms of Ms. Irvine’s option award agreements to allow for the exercise of such options for up to an additional three months (six months total) after termination of employment. As a result, all of Ms. Irvine’s outstanding and exercisable options will expire on May 11, 2012.

(10)	Options expiring in 2017 vested as to 1/4 of the shares of common stock underlying the options on August 29, 2008 and as to 1/48 of the underlying shares monthly thereafter.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2011 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. The table also shows the number of restricted stock units vested during 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Vijay Talwar	-	-	-	-
David Binder	-	-	-	-
Dwight Gaston	10,000	379,885	706	37,418
Susan Bell	11,000	344,419	471	24,963
Jonathan Sainsbury	-	-	117	6,201
Mark Vadon	-	-	1,178	62,434
Diane Irvine	197,770	2,866,786	2,606	139,023

(1)

The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed.

(2)	The value of restricted stock is calculated by multiplying the number of shares by the fair market value of our common stock on the vesting date.

Change of Control Severance Plan

On March 4, 2009, the compensation committee approved a Change of Control Severance Plan for our executive officers. The Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed 2 years) following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the Severance Plan. The Severance Plan supersedes and replaces any existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the Severance Plan. Currently, each of our named executive officers is eligible to participate in the Severance Plan.

Definition of Change of Control

For purposes of the Change of Control Severance Plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of our outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the company are sold or disposed of to an unrelated party;

•	a majority of the board is, for any reason, not made up of individuals who were either on the board as of March 4, 2009, or, if they became members after that date, were approved by the directors.

Definition of Cause

For purposes of the Change of Control Severance Plan, the term “Cause” for termination means that one of the following events that has a material negative impact on our business or reputation has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to us;

•

employee’s continued willful violation of his or her obligations to us after there has been delivered to employee a written demand for performance from our board of directors which describes the basis for the board of directors’ belief that employee has not substantially satisfied his or her obligations to us;

•	employee’s violation or breach of any material written policy, agreement with us, or any statutory or fiduciary duty to us; or

•	damaging or misappropriating or attempting to damage or misappropriate any of our property, including any confidential or proprietary information.

Definition of Resignation for Good Reason

For purposes of the Change of Control Severance Plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with us (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:

-	there is a material reduction (where material is considered greater than 10%) of the eligible employee’s annual base salary;

-	there is a material change in the eligible employee’s position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities);

-	the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or

-	we materially breach our obligations under the Change of Control Severance Plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to our board of directors within the 30-day period immediately following such action; and

•	such action is not remedied by us within thirty (30) days following our receipt of such written notice; and

•	the eligible employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

Definition of Qualifying Termination

For purposes of the Change of Control Severance Plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or (A) within twenty-four (24) months following the effective date of the Change of Control in the case of the chairman and chief executive officer or (B) within twelve (12) months following the effective date of the Change of Control in the case of all other named executive officers.

The Change of Control Severance Plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs our standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.

In January 2012, this Severance Plan was amended and restated. The material terms of the plan did not change, except for the Definition of Qualifying Termination. The new language provides that the term “Qualifying

Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or (A) within twelve (12) months following the effective date of the Change of Control in the case of all other named executive officers.

Potential Payments on Change of Control

The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that a Change of Control had occurred on January 1, 2012 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her Resignation for Good Reason at that time:

Name	Cash Severance ($) (1)	Bonus ($) (1)	Early Vesting of Stock Awards ($)	Early Vesting of Option Awards ($) (2)	Welfare Benefits ($) (3)	Total ($)
Vijay Talwar	255,000	105,000	-	237,760	10,221	607,981
David Binder	250,000	95,000	-	421,220	10,221	776,441
Dwight Gaston	258,000	100,000	-	377,973	10,221	746,194
Sue Bell	248,000	87,000	-	349,309	10,221	694,530
Jonathan Sainsbury	92,500	25,000	-	191,741	5,094	314,335
Mark Vadon(4)	-	-	-	-	-	-
Diane Irvine(5)	-	-	-	-	-	-

(1)

Cash severance and bonus payments were determined by multiplying the executive’s base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For Ms. Bell and Messrs. Talwar, Binder and Gaston, that multiple is one. For Mr. Sainsbury, the multiple is 0.5.

(2)

The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of January 1, 2012 calculated based on the closing market price of our stock ($40.88) as of the close of trading on December 30, 2011 (the last trading day prior to our fiscal year end). Options that were out of the money have been excluded from the calculation.

(3)

The amounts shown in this column represent health and dental coverage determined on the basis of our “COBRA” rates for post-employment continuation coverage for a period of twelve months for Ms. Bell and Messrs. Talwar, Binder and Gaston and six months for Mr. Sainsbury. Such rates were determined on the basis of the coverage elections made by the named executive officer.

(4)	Mr. Vadon changed his role from our executive chairman to our non-employee director in August 2011.

(5)	Ms. Irvine, our former chief executive officer, resigned in November 2011.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by our stockholders. The following table summarizes our equity compensation plan information as of January 1, 2012:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column a) (c)
Equity compensation plans approved by stockholders(3)	2,391,638	(1)	$40.82	6,701,052	(2)
Equity compensation plans not approved by stockholders	-		-	-

Total	2,391,638	(1)	$40.82	6,701,052	(2)

(1)

Includes 28,568 shares of common stock issuable under the 1999 Equity Incentive Plan, 2,227,299 shares of common stock issuable under the 2004 Equity Incentive Plan, 135,771 shares of common stock issuable under the 2004 Non-Employee Directors’ Stock Option Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.

(2)

There are 0 shares available for grant under the 1999 Equity Incentive Plan, 5,311,234 shares available for grant under the 2004 Equity Incentive Plan, 389,818 shares available for grant under the 2004 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Equity Incentive Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the board of directors designates a smaller number. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Non-Employee Directors’ Stock Option Plan automatically increases the first day of each fiscal year up to and including 2014, by the number of shares of common stock subject to options granted during the prior calendar year unless the board of directors designates a smaller number. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the board of directors designates a smaller number.

(3)

Our equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004, and our 2004 Equity Incentive Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Internal Revenue Code Section 162(m).

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation

Only non-employee directors are compensated for serving as our directors. Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances our ability to attract and retain highly qualified directors and to reinforce the alignment of our directors’ interests with those of our stockholders. In 2011, our compensation committee engaged Milliman, Inc. to review the compensation paid to our directors. Following the review, the compensation committee decided not to increase the compensation paid to our non-employee. Milliman also provided market information regarding compensation paid to non-employee board chairs. Following the change in Mr. Vadon’s position in August 2011, the compensation committee decided to adjust Mr. Vadon’s compensation. For more information regarding this decision, see the Compensation Discussion and Analysis section of this proxy statement.

Cash Compensation.    The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)
Annual Retainer(1)	40,000
Fee for serving as chairman(2)	100,000
Fee for Committee Service(3)	3,000
Audit Committee Chair Fee	10,000
Compensation Committee Chair Fee	5,000
Nominating and Corporate Governance Committee Chair Fee	5,000

(1)

The annual retainer is paid in quarterly installments. At the discretion of our board of directors, directors may be permitted to forego all or a portion of their annual retainer for service on the board of directors in exchange for a grant or grants of common stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.

(2)	This annual fee for serving as chairman is paid in quarterly installments.

(3)	Annual fee for service on any committee.

Equity Compensation.    Non-employee directors are eligible for grants pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. The table below sets forth the equity compensation for which our non-employee directors are eligible:

Equity Compensation (1)	Equity (#)
Initial Option Grant(2)	11,250
Annual Option Grant(3)	2,500
Option Grant Upon Full Vesting of Initial or Refresh Option Grant(4)	9,000
Annual Option Grant for Serving as Chairman(5)	An option to purchase shares of Blue Nile’s common stock valued at $100,000

(1)	Options granted pursuant to our Directors’ Plan are subject to acceleration upon a change of control as described below.

(2)

Each new director receives an initial option grant upon joining the board of directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date such director joins the board of directors and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(3)

Each non-employee director receives an annual option grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the board of directors. On May 18, 2011, the day following our 2011 Annual Meeting of Stockholders, we awarded each of Mr. Carlborg, Mr. Potter, Mr. Scheid, Ms. Taylor, Mr. Mansour and Mr. Lane an option to purchase 2,500 shares of our common stock. The exercise price of these 2011 annual grants is $48.13, which was the closing price of our common stock on the day prior to the grant date.

(4)

Each non-employee director receives a refresh grant upon full vesting of the initial stock option grant. These refresh grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our board of directors.

(5)

On the date following each Annual Meeting of Stockholders, the chairman will receive an option under the terms of Blue Nile’s 2004 Equity Incentive Plan to purchase shares of Blue Nile’s common stock with an aggregate grant date fair value of $100,000, calculated in accordance with Topic 718 of the Financial Accounting Standards Board Accounting Standards Codification. This annual grant will be reduced pro rata for each full quarter prior to the grant date during which the director did not serve as chairman and vests monthly from the date of the grant for one year.

2011 Compensation for Non-Employee Directors.    The following table summarizes the compensation paid by us to our non-employee directors during the fiscal year ended January 1, 2012.

2011 Director Compensation Table

Name		Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Mark Vadon	(4)	-	-	-	-
Eric Carlborg	(5)	53,000	-	53,948	106,948
Leslie Lane	(6)	43,000	(2)	53,948	96,948
Ned Mansour	(7)	21,500	-	53,948	75,448
Michael Potter	(8)	43,000	-	234,764	277,764
Steve Scheid	(9)	48,000	(2)	234,764	282,764
Mary Alice Taylor	(10)	48,000	(2)	53,948	101,948
Chris Bruzzo	(11)	21,500	-	231,420	252,920

(1)

Includes the annual cash retainer, fees for serving on a committee of the board of directors, fees for serving as chairman of the board, and fees as applicable for chairing a Committee. Directors may elect to receive their annual retainer in cash or stock.

(2)

Mr. Lane, Mr. Scheid, and Ms. Taylor each elected to receive their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Scheid and Ms. Taylor received stock valued at $39,915 and cash in the amount of $8,085, which includes $3,000 for service on committees and $5,000 for serving as the chair of our compensation committee and nominating and corporate governance committee, respectively. Mr. Lane received stock valued at $39,915 and cash in the amount of $3,085, which includes $3,000 for service on committees.

(3)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 1, 2012, as filed with the Securities and Exchange Commission on February 27, 2012 (File No. 000-50763).

(4)

On August 2, 2011, Mr. Vadon’s position changed from an employee executive chairman to a non-employee chairman of the board of directors. For serving as a non-employee chairman of the board of directors, Mr. Vadon is entitled to $140,000 in annual cash compensation ($40,000 as annual retainer fee and $100,000 as a fee for serving as chairman). Subsequent to this change, we continued to pay for Mr. Vadon’s health and dental insurance premiums, which totaled $1,753 through January 1, 2012.

(5)

Mr. Carlborg was granted an option to purchase 2,500 shares of common stock in 2011, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $53,948. As of January 1, 2012, Mr. Carlborg held a total of 1,000 shares of common stock and options to purchase 16,313 shares of common stock.

(6)

Mr. Lane was granted an option to purchase 2,500 shares of common stock in fiscal year 2011, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $53,948. As of January 1, 2012, Mr. Lane held a total of 2,856 shares of common stock and options to purchase 17,500 shares of common stock.

(7)

Mr. Mansour was granted an option to purchase 2,500 shares of common stock in fiscal year 2011, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $53,948. On July 6, 2011, Mr. Mansour resigned from Blue Nile’s board of directors. As of January 1, 2012, Mr. Mansour held a total of 2,000 shares of common stock and held options to purchase 3,958 shares of common stock. Mr. Mansour has until July 5, 2012 to exercise his options.

(8)

Mr. Potter’s initial stock option grant fully vested in 2011 so he was granted two options in 2011, his annual stock option grant for an option to purchase 2,500 shares of common stock and a refresh stock option grant for an option to purchase 9,000 shares of common stock. The total grant date fair value of these options, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, was $234,764. As of January 1, 2012, Mr. Potter held a total of 1,955 shares of common stock and held options to purchase 28,875 shares of common stock.

(9)

Mr. Scheid’s initial stock option grant fully vested in 2011 so he was granted two options in 2011, his annual stock option grant for an option to purchase 2,500 shares of common stock and a refresh stock option grant for an option to purchase 9,000 shares of common stock. The total grant date fair value of these options, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, was $234,764. As of January 1, 2012, Mr. Scheid held a total of 3,768 shares of common stock and held options to purchase 28,875 shares of common stock.

(10)

Ms. Taylor was granted an option to purchase 2,500 shares of common stock in fiscal year 2011, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $53,948. As of January 1, 2012, Ms. Taylor held a total of 8,632 shares of common stock and options to purchase 49,000 shares of common stock.

(11)

On July 12, 2011, the board of directors appointed Chris Bruzzo to our board of directors. Mr. Bruzzo was granted an option to purchase 11,250 shares of common stock in fiscal year 2011, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $231,420. As of January 1, 2012, Mr. Bruzzo did not hold any shares of common stock and held options to purchase 11,250 shares of common stock.

Director Equity Ownership Guidelines.    The compensation committee believes that equity ownership guidelines help align the interests of directors with that of our stockholders. In August 2009, the compensation committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of the joining the board of directors, directors are expected to accumulate an ownership interest in our securities equal to three times the value of the annual retainer paid to directors for service on the board of directors. The value of the securities may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three month average stock price.

Change-of-Control.    In the event of a merger with or into another corporation or a consolidation, acquisition of our assets or other change-of-control transaction, the vesting of options granted to non-employee directors under our 1999 Equity Incentive Plan and all options granted under our Directors’ Plan will accelerate in full for the directors who are then providing services to us or our affiliates.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

In February 2007, the audit committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the audit committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the audit committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the audit committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.

The audit committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the audit committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The audit committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Mark Vadon, the chairman of our board of directors, is the founder, director, and owns a significant number of shares of zulily, Inc., (“zulily”). Mike Potter, our director, is zulily’s chief operating officer and is a member of zulily’s board of directors. Additionally, Eric Carlborg, our director, is a director on zulily’s board of directors and has an ownership interest in zulily indirectly through his equity capital firm, August Capital, and he has a personal investment in zulily. zulily is an Internet retailer of daily deals for moms and children. We sold approximately $65,000 of products to zulily during the fiscal year ended January 1, 2012. At January 1, 2012, we had a receivable from zulily of approximately $65,000 recorded in other accounts receivable. We anticipate that we will continue to sell its products to zulily or have other transactions with zulily in the foreseeable future.

From time to time, we may have employees who are related to our executive officers or directors. Eric Vadon, the brother of Mark Vadon, was employed by us as the Director of Website Development during the fiscal year ended January 1, 2012. His salary and other compensation paid by us totaled $153,129, and he was granted an option award with respect to 3,200 shares of common stock vesting over four years. His compensation is similar to those paid for comparable positions at the Company. This related party transaction was approved by the audit committee pursuant to the terms of our Related Party Transactions Policy.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 411 First Avenue South, Suite 700, Seattle Washington 98104.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 411 First Avenue South, Suite 700, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Lauren Neiswender General Counsel and Corporate Secretary

Seattle, Washington

April 17, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

BLUE NILE, INC.

May 17, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement

and 2011 Annual Report are available at http://investor.bluenile.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. Election of directors

O Michael Potter

O Steve Scheid

O Mary Alice Taylor

2. Advisory vote approving executive compensation

3. Vote to ratify Deloitte & Touche LLP as Blue Nile’s independent auditor for the fiscal year ending December 30, 2012

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

NOMINEES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Please detach along perforated line and mail in the envelope provided.

20333000000000000000 6 051712

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. Election of directors

O Michael Potter

O Steve Scheid

O Mary Alice Taylor

2. Advisory vote approving executive compensation

3. Vote to ratify Deloitte & Touche LLP as Blue Nile’s independent auditor for the fiscal year ending December 30, 2012

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH

1234 MAIN STREET

APT. 203

NEW YORK, NY 10038

NOMINEES:

ANNUAL MEETING OF STOCKHOLDERS OF

BLUE NILE, INC.

May 17, 2012

INTERNET - Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account

Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and

Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON - You may vote your shares in person by attending

the Annual Meeting.

PROXY VOTING INSTRUCTIONS

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

--------------- ----------------

20333000000000000000 6 051712

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement

and 2011 Annual Report are available at http://investor.bluenile.com

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

BLUE NILE, INC.

Proxy for Annual Meeting of Stockholders on May 17, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harvey Kanter and Mark Vadon, and each of them,

with full power of substitution and power to act alone, as proxies to vote all the shares of

Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blue Nile, Inc., to be held May 17, 2012 or at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)